Exhibit 4.2

KENNEDY-WILSON, INC.,

as Issuer

KENNEDY-WILSON HOLDINGS, INC.,

as Parent

THE SUBSIDIARY GUARANTOR PARTIES HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

SUPPLEMENTAL INDENTURE NO. 1

Dated as of March 25, 2014

to

INDENTURE

Dated as of March 25, 2014

$300,000,000 Principal Amount

5.875% Senior Notes due 2024

-i-

V.	SUCCESSORS	58

	5.01 When Issuer May Merge, etc.	58
	5.02 When Subsidiary Guarantors May Merge, etc.	59
	5.03 When the Parent May Merge, Etc.	59

VI.	DEFAULTS AND REMEDIES	60

	6.01 Events of Default	60
	6.02 Acceleration; Rescission and Annulment	61
	6.03 Limitation on Suits	62
	6.04 Control by Holders	63
	6.05 Application of Money Collection	63
	6.06 Restoration of Rights and Remedies	63

VII.	TRUSTEE	63

	7.01 Duties of Trustee	63
	7.02 Notice of Defaults	64
	7.03 Amendments to the Base Indenture	64

VIII.	DEFEASANCE; SATISFACTION AND DISCHARGE	65

	8.01 Discharge of Obligations of the Issuer and the Guarantors	65
	8.02 Legal Defeasance	66
	8.03 Covenant Defeasance	67
	8.04 Application of Trust money	67
	8.05 Repayment to Issuer	68
	8.06 Reinstatement	68
	8.07 Indemnification of Trustee	68

IX.	AMENDMENTS	68

	9.01 Without Consent of Holders	69
	9.02 With Consent of Holders	70
	9.03 Consents as to Substance of Amendments	71
	9.04 Notice of Amendments; Effectiveness	71
	9.05 Effect of Consent	71
	9.06 Consent Fees	71

X.	GUARANTIES	72

	10.01 The Guaranties	72
	10.02 Guaranty Unconditional	72

-ii-

	10.03 Discharge; Reinstatement	73
	10.04 Waiver by the Guarantors	73
	10.05 Subrogation and Contribution	73
	10.06 Stay of Acceleration	73
	10.07 Limitation on Amount of Guaranty	73
	10.08 Execution and Delivery of Guaranty	74
	10.09 Release of Guaranty	74

XI.	MISCELLANEOUS	75

	11.01 Notices	75
	11.02 Judgment Currency	75
	11.03 Trust Indenture Act Controls	75
	11.04 Duplicate Originals	75
	11.05 Governing Law	75
	11.06 No Adverse Interpretation of Other Agreements	75
	11.07 Successors	76
	11.08 Separability	76
	11.09 Table of Contents, Headings, etc.	76
	11.10 Calculations in Respect of the Notes	76
	11.11 No Personal Liability	76

Exhibit A	-	Form of Global Note

Exhibit B	-	Form of Legend for Global Note

Exhibit C	-	Form of Supplemental Indenture for Future Guarantors

-iii-

SUPPLEMENTAL INDENTURE NO. 1 (the “Supplemental Indenture”), dated as of March 25, 2014, among Kennedy-Wilson, Inc., as issuer (the “Issuer”), Kennedy-Wilson Holdings, Inc., as parent (the “Parent”), the Subsidiary Guarantors (as defined herein) party hereto and Wilmington Trust, National Association, as trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Issuer and the Trustee have executed and delivered a base indenture, dated as of March 25, 2014 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture,” and, together with this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time, the “Indenture”) to provide for the future issuance of the Issuer’s debt securities to be issued from time to time in one or more series; and

WHEREAS, pursuant to the terms of the Base Indenture, the Issuer desires to provide for the establishment of a Series of its Notes, to be titled as its “5.875% Senior Notes due 2024” (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture;

NOW, THEREFORE:

Each party hereto agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes.

I. DEFINITIONS AND INCORPORATION BY REFERENCE

1.01	DEFINITIONS.

Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Base Indenture. The following definitions supplement, and, to the extent inconsistent with, replace the definitions in Article I of the Base Indenture:

“Adjusted Treasury Rate” means, with respect to any Redemption Date and as provided by the Issuer, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H. 15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after April 1, 2019, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed or, if the Notes are held in the form of one or more Global Securities, delivered electronically, in each case, plus one half of one percent (0.50%).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Sections 4.03, 4.06 and 4.05 only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing ten percent (10%) or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. Solely for purposes of Section 4.06, the term “Affiliate” shall be deemed to exclude Fairfax Financial Holdings Limited, a corporation organized under the laws of Canada, or any subsidiary or affiliate thereof (collectively, “Fairfax”); provided, however, that Fairfax will be deemed to be an “Affiliate” of the Issuer for purposes of Section 4.06(A)(i) and shall comply with the requirements set forth under such clause; provided further, however, that such requirements shall be deemed to have been satisfied in respect of any agreement as in effect on the Issue Date or any renewals, extension or amendments of any such agreements (so long as such renewals, extensions or amendments are not less favorable to the Issuer and its Restricted Subsidiaries) and the transactions evidenced thereby.

“Applicable Premium” means with respect to a Note at any Redemption Date, as provided by the Issuer, the greater of (1) one percent (1.00%) of the principal amount of such Note on such Redemption Date and (2) the excess of (A) the present value at such Redemption Date of (i) the redemption price of such Note on April 1, 2019 (such redemption price being set forth in Section 3.01(A)), exclusive of any accrued and unpaid interest, plus (ii) all required remaining scheduled interest payments due on such Note through April 1, 2019 (but excluding accrued and unpaid interest, if any, to the Redemption Date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such Redemption Date.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Issuer or any Restricted Subsidiary; or

(3) any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary,

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of Section 4.05 only, a disposition that constitutes a Restricted Payment permitted by Section 4.03 or a Permitted Investment;

(C) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(D) a disposition of Temporary Cash Investments in the ordinary course of business;

(E) the disposition of property or assets that are obsolete, damaged or worn out;

(F) the lease or sublease of office space in the ordinary course of business;

(G) the sale of interests or investments in real estate or related assets and related personal property, or loans secured by real estate, in each case by an Investment Subsidiary or Co-investment Vehicle; and

(H) a disposition of assets with a fair market value of less than five million dollars ($5,000,000) million (a “de minimis disposition”);

provided, however, that a disposition of all or substantially all the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Section 4.01 and/or Article V and not by Section 4.05.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

“Base Indenture” has the meaning ascribed to it in the preamble hereto.

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City or the place of payment.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.07, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased. For the avoidance of doubt, Capital Lease Obligations will not include ground leases of real property entered into in the ordinary course of business of the Issuer or its Restricted Subsidiaries.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, whether outstanding at the Issue Date or issued thereafter, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than thirty five percent (35%) (or, in the case of any Permitted Holder, fifty percent (50%)) of the total voting power of the Voting Stock of the Parent;

(2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors of the Parent then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Parent;

(4) the merger or consolidation of the Parent with or into another Person or the merger of another Person with or into the Parent, or the sale of all or substantially all the consolidated assets of Parent (but in any event, upon the sale of more than thirty five percent (35%) of the consolidated assets of the Parent), to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented one hundred percent (100%) of the Voting Stock of the Parent immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets; or

(5) the Parent ceases to own, directly, hundred percent (100%) of the Capital Stock of the Issuer.

For the avoidance of doubt, for purposes of determining beneficial ownership under clause (1) above, no Permitted Holder shall be deemed to be a “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) with Fairfax.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-investment Vehicle” shall mean an entity (other than a Restricted Subsidiary) formed for the purpose of investing principally, directly or indirectly, in (i) real estate related assets (including Indebtedness primarily secured by real estate or equity interests in entities, directly or indirectly, primarily owning real estate or related assets) or (ii) unsecured loans that are part of a loan pool, more than ninety percent (90%) of the aggregate principal balance of which falls within the preceding clause (i).

“Common Stock” shall mean the common stock of Parent.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the Redemption Date to April 1, 2019, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to April 1, 2019.

“Comparable Treasury Price” means, with respect to any Redemption Date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Issuer, Reference Treasury Dealer Quotations for such Redemption Date.

“Consolidated Net Income” means, for any period, the net income or loss of the Issuer and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP after net income or loss attributable to the noncontrolling interests and before preferred stock dividends and accretion of issuance costs, plus depreciation and amortization of any real property (including furniture and equipment and other real estate assets); provided, however, that there shall be excluded:

(1) the income of any such consolidated subsidiary to the extent that the declaration or payment of dividends or similar distributions by such consolidated subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such consolidated subsidiary,

(2) the net income or net loss of any Person, other than the Issuer or a Restricted Subsidiary, except that, subject to the exclusion contained in clause (8) below, the aggregate amount of cash actually distributed by such Person to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in clause (1) above) shall be included in determining Consolidated Net Income,

(3) the income or loss of any person accrued prior to the date it becomes a consolidated subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its consolidated subsidiaries or the date that such person’s assets are acquired by the Issuer or any of its consolidated subsidiaries,

(4) any reduction for charges made in accordance with Financial Accounting Standard No. 141, 141R, 142 or 144 or any amendments or successors thereto,

(5) all extraordinary gains and extraordinary losses and any gains or losses attributable to sales of assets out of the ordinary course of business (for the avoidance of doubt, the sale of real estate and real estate related assets shall always be deemed to be in the ordinary course of business),

(6) any noncash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of Parent, the Issuer or any of its consolidated Subsidiaries,

(7) any net noncash gain or loss resulting in such period from Hedging Obligations incurred in the ordinary course of business and made in accordance with Financial Accounting Standards Codification Topic No. 815, and

(8) all gain or loss realized as a result of the cumulative effect of changes in accounting principles;

provided further, however, that Consolidated Net Income for any period shall be increased (i) by cash received during such period by the Issuer or any of its consolidated subsidiaries in respect of commissions receivable (net of related commissions payable to brokers) on transactions that were completed by any acquired business prior to the acquisition of such business and which purchase accounting rules under GAAP would require to be recognized as an intangible asset purchased, (ii) increased, to the extent otherwise deducted in determining Consolidated Net Income for such period, by the amortization of intangibles relating to purchase accounting in connection with any acquisition permitted by the Indenture and (iii) increased (or decreased, as the case may be), in connection with the sale of real estate during such period, to eliminate the effect of purchase price allocations to such real estate resulting from the consummation of any acquisition permitted by the Indenture.

“Credit Agreement” means the Revolving Loan Agreement among the Issuer, as borrower, Parent and certain Subsidiaries of the Issuer, as guarantors, U.S. Bank National Association as the administrative agent and the lenders from time to time party thereto, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness, including an indenture, incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Revolving Loan Agreement or a successor Credit Agreement.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities, securities purchase agreement, indenture or similar agreement, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures (excluding any maturities as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy obligations as a result of such employee’s death or disability; provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale,” “change of control” or “termination of trading” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(A) the “asset sale,” “change of control” or “termination of trading” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and set forth under Sections 4.05 and 4.01; and

(B) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

For the avoidance of doubt, the following shall not constitute Disqualified Stock:

(x) the Series A Preferred Stock and the Series B Preferred Stock outstanding on the Issue Date; and

(y) future issuances of Capital Stock having terms substantially similar to those of the Series A Preferred Stock and the Series B Preferred Stock, provided that, the “change of control” or “termination of trading” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and set forth under Section 4.01; and any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“DTC” means The Depository Trust Company.

“Effective Tangible Net Worth” means as of any date of determination, stockholders’ equity of the Issuer and its Restricted Subsidiaries (excluding any amounts attributable to Disqualified Stock), less Intangible Assets.

“Equity Offering” means any primary offering of Capital Stock of the Parent or the Issuer (other than Disqualified Stock) to Persons who are not Affiliates of the Parent or the Issuer other than (1) public offerings with respect to the Parent’s Common Stock registered on Form S-8; and (2) issuances upon exercise of options by employees of the Parent or any of its Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (i) any Non-Material Subsidiary and (ii) any Restricted Subsidiary that is not a Wholly Owned Subsidiary, provided that all such non-Wholly Owned Subsidiaries in this clause (ii) may not, in the aggregate at any time, have assets (attributable to the Issuer’s and its domestic Restricted Subsidiaries’ equity interest in such entities) constituting more than seven and one half percent (7.5%) of the Issuer’s total assets on a consolidated basis based on the Issuer’s most recent internal financial statements.

“Fundamental Change” shall mean the occurrence of a Change of Control or a Termination of Trading.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, provided, however, that GAAP shall mean the generally accepted accounting principles in the United States of America as in effect as of April 5, 2011 in the event of a change in GAAP after April 5, 2011 that would have a material adverse (including, without limitation, the treatment of an operating lease as Indebtedness) or positive effect on the Issuer, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means, subject to the first paragraph of Article X, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership or other ownership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) customary environmental indemnities and non-recourse carve-out guarantees (including Permitted Non-Recourse Carve-Out Guarantees) requested by lenders in financing transactions secured by real property or loans secured by real estate, or (iii) completion and budget guarantees. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Parent and/or a Subsidiary Guarantor.

“Guaranty” means the Parent Guaranty and/or a Subsidiary Guaranty.

“Guaranty Agreement” means the Indenture as of the Issue Date or any supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, commodity price protection or hedging agreement or other similar agreements.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 4.02, (1) amortization of debt discount or the accretion of principal with respect to a noninterest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3)) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the twentieth (20th) Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends), provided that, provisions relating to waterfall priority returns, carried interest and tax allocations included in partnership agreements, shareholder agreements, limited liability company operating agreements or other constitutive documents entered into in the ordinary course of business shall not constitute Preferred Stock of any Subsidiary of such Person;

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Issuer or any Restricted Subsidiary of any business or real property, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or post-closing prorations or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within sixty (60) days thereafter. Indebtedness of any Person shall include all Indebtedness of any partnership or other entity in which such Person is a general partner or other equity holder with unlimited liability other than (x) Indebtedness which is non-recourse to such Person and its assets (other than pursuant to Permitted Non-Recourse Carve-Out Guarantees) and (y) if such Person is an Investment Subsidiary, the indebtedness of a related Co-investment Vehicle.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the related contingency at such date; provided, however, that the principal amount of any noninterest bearing or other discount security at any date will be the principal amount thereof that would be shown on a balance sheet of such Person dated such date prepared in accordance with GAAP.

For purposes of calculating the Maximum Balance Sheet Leverage Ratio under Section 4.02(A), the term Indebtedness shall exclude Hedging Obligations of the Issuer and its Restricted Subsidiaries.

“Indenture” has the meaning ascribed to it in the preamble hereto.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Issuer.

“Intangible Assets” means, as of any date of determination, intangible assets of the Issuer and its Restricted Subsidiaries under GAAP.

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value. For the avoidance of doubt, leases to tenants in the ordinary course of business of the Issuer or any Restricted Subsidiary shall not be deemed to constitute “Investments”.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 4.03:

(1) “Investment” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Investment Subsidiary” shall mean (1) any Subsidiary engaged principally in the business of directly or indirectly buying, holding, transferring or selling real estate related assets, including securities of companies engaged principally in such business (including, without limitation, Real Estate Companies and Qualified REITs) and Indebtedness secured by real estate or equity interests in entities directly or indirectly owning real estate or related assets, or (2) any Subsidiary engaged principally in the business of investment management, including investing in and/or managing Co-investment Vehicles. For the avoidance of doubt, an “Investment Subsidiary” may be a Restricted Subsidiary or an Unrestricted Subsidiary.

“Issue Date” means March 25, 2014.

“Issuer” means the party named as such in the preamble hereto until a successor replaces it pursuant to the applicable provisions of the Indenture and thereafter means the successor. The foregoing sentence shall likewise apply to any such successor or subsequent successor. For purposes of interpreting the Indenture as it relates to the Notes, the term “Company,” as used in the Base Indenture, shall be deemed to refer to the Issuer.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof). For the avoidance of doubt, the grant by any Person of a non-exclusive license to use intellectual property owned by, licensed to, or developed by such Person and such license activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Maximum Balance Sheet Leverage Ratio” means as of any date of determination with respect to the Issuer and its Restricted Subsidiaries, the ratio of total Indebtedness (excluding Non-Recourse Indebtedness) to Effective Tangible Net Worth, in each case as of the previous quarter end; provided, however, that:

(1) if the Issuer or any Restricted Subsidiary has issued any Indebtedness (including if the proceeds of such Indebtedness have been deposited in an escrow account (as set forth in the definition of “Refinancing Indebtedness”)) since the previous quarter end that remains outstanding or if the transaction giving rise to the need to calculate the Maximum Balance Sheet Leverage Ratio is an issuance of Indebtedness, or both, the Maximum Balance Sheet Leverage Ratio shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been issued on the last day of the previous quarter, and

(2) if the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness (including any discharge of Indebtedness to occur upon release of such funds from any escrow account as referenced above) since the previous quarter end or if the transaction giving rise to the need to calculate Maximum Balance Sheet Leverage Ratio will include the repayment, repurchase, defeasance or discharge of Indebtedness, or both, the Maximum Balance Sheet Leverage Ratio shall be calculated after giving effect on a pro forma basis to the discharge of such Indebtedness, as if such discharge had occurred on the last day of the previous quarter.

For purposes of this definition, whenever pro forma effect is to be given to an issuance of Indebtedness or the discharge of Indebtedness, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and in a manner that is consistent with Rule 11-02(b)(6) of Regulation S-X promulgated by the SEC.

Solely for purposes of calculating the Maximum Balance Sheet Leverage Ratio under Section 4.02, the term Indebtedness shall exclude (i) Guarantees of Indebtedness of a Co-investment Vehicle or separate account or investment program managed, operated or sponsored by an Investment Subsidiary in an amount not to exceed fifty million dollars ($50,000,000) in the aggregate at any time outstanding and (ii) Permitted Non-Recourse Carve-Out Guarantees.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1) all legal, accounting, investment banking and brokerage fees, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must, by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Material Subsidiaries” means all domestic Restricted Subsidiaries designated as Non-Material Subsidiaries by the Issuer; provided that all such domestic Restricted Subsidiaries may not, in the aggregate at any time have assets (attributable to the Issuer’s and its domestic Restricted Subsidiaries’ equity interest in such entities) constituting more than three and three quarters percent (3.75%) of the Issuer’s total assets on a consolidated basis based on the Issuer’s most recent internal financial statements.

“Non-Recourse Indebtedness” means Indebtedness (including any and all refinancings thereof that would meet the criteria set forth below) of an Investment Subsidiary; provided, however, that (1) such Indebtedness is incurred solely in relation to the permitted investment activities (including investments in Permitted Mortgage Investments) or real estate related activities of such Investment Subsidiary or a Co-investment Vehicle or a separate account or investment program managed, operated or sponsored by an Investment Subsidiary, and (2) such Indebtedness is not Guaranteed by, or otherwise recourse to the Issuer or any Restricted Subsidiary (other than pursuant to a Permitted Non-Recourse Carve-Out Guarantee) other than the Investment Subsidiary that is the borrower; provided, further, that, if any such Indebtedness is partially Guaranteed by or otherwise recourse to the Issuer or any Restricted Subsidiary (other than pursuant to a Permitted Non-Recourse Carve-Out Guarantee and other than with respect to the Investment Subsidiary that is the borrower) and therefore does not meet the criteria set forth above, the portion of such Indebtedness that does meet the criteria set forth above shall be “Non-Recourse Indebtedness” hereunder.

“Notes” has the meaning ascribed to it in the preamble hereto.

“Obligations” means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of Parent or the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of Parent or the Issuer, as the case may be, by an Officer of Parent or the Issuer, respectively.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to Parent or the Issuer, satisfactory to the Trustee.

“Parent” means the party named as such in the preamble hereto until a successor replaces it pursuant to the applicable provisions of the Indenture and thereafter means the successor. The foregoing sentence shall likewise apply to any such successor or subsequent successor.

“Parent Guaranty” means the Guarantee by Parent of the Issuer’s obligations with respect to the Notes contained in the Indenture.

“Permitted Co-investment” means any Investment by the Issuer or any of its Restricted Subsidiaries in, or any Guarantee by the Issuer or any of its Restricted Subsidiaries of the Indebtedness of, a Co-investment Vehicle or separate account or investment program managed, operated or sponsored by one or more Investment Subsidiaries; provided, however, that if, and only if such Investment or Guarantee (other than a Permitted Non-Recourse Carve-Out Guarantee), as applicable, is in an amount greater than fifty million dollars ($50,000,000), then (i) such Investment shall not be greater than seventy five percent (75%) of the aggregate commitment (including both committed equity and Indebtedness) of such Co-investment Vehicle or separate account or investment program and (ii) such Guarantee (other than a Permitted Non-Recourse Carve-Out Guarantee) shall not be greater than seventy five percent (75%) of the aggregate committed Indebtedness of such Co-investment Vehicle or separate account or investment program; provided further, however, that the total amount of such Guarantees (other than Permitted Non-Recourse Carve-Out Guarantees) shall not exceed fifty million dollars ($50,000,000) in the aggregate at any time outstanding. For the avoidance of doubt, in determining committed equity and Indebtedness of a Co-investment Vehicle, or separate account or investment program managed, operated or sponsored by one or more Investment Subsidiaries, the committed equity and Indebtedness of such Co-investment Vehicle and its subsidiaries, taken as a whole, or such separate account or investment program, shall be counted.

“Permitted Holders” means (1) William J. McMorrow, (2) any per Person both the Capital Stock and Voting Stock of which (or in the case of a trust, the beneficial interests of which) are majority owned by William J. McMorrow or a family member of William J. McMorrow, and (3) any family member of William J. McMorrow, or the estate or heirs of William J. McMorrow or any of his family members.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(1) the Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that (A) the primary business of such Restricted Subsidiary is a Related Business and (B) such Restricted Subsidiary is not restricted from making dividends or similar distributions by contract, operation of law or otherwise, other than restrictions on dividends or distributions permitted pursuant to Section 4.04;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary (including any Investments acquired as a result of such merger, consolidation, transfer or conveyance to the extent that such Investments were not made in contemplation of, and were in existence on the date of, such merger, consolidation, transfer or conveyance); provided, however, that such Person’s primary business is a Related Business;

(3) Investments made by Parent or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Disposition made in compliance with Section 4.05 or from any other disposition or transfer of assets not constituting an Asset Disposition;

(4) Investments represented by guarantees that are otherwise permitted by the Indenture;

(5) cash and Temporary Cash Investments;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(8) loans or advances to employees or independent contractors made in the ordinary course of business of the Issuer or such Restricted Subsidiary;

(9) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(10) any Person where such Investment was acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) Hedging Obligations entered into in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business and not for the purpose of speculation;

(12) any Person to the extent such Investment exists on the Issue Date or replaces or refinances an Investment in such Person existing on the Issue Date in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable than the Investment being renewed or replaced;

(13) Investments in insurance on the life of any participant in any deferred compensation plan of the Issuer made in the ordinary course of business;

(14) Permitted Co-investments; Permitted Non-Recourse Carve-Out Guarantees; Permitted Mortgage Investments; Capital Stock of any Qualified REIT; and Qualified Real Estate Securities;

(15) so long as no Default shall have occurred and be continuing (or result therefrom), any Person in an aggregate amount which, when added together with the amount of all the Investments made pursuant to this clause (15) which at such time have not been repaid through repayments of loans or advances or other transfers of assets, does not exceed the greater of (x) thirty million dollars ($30,000,000) and (y) one and three quarters percent (1.75%) of Total Assets, at any time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(16) marketable securities of a Related Business or marketable securities where the primary purpose of such Investment is to facilitate Related Business, provided that such marketable securities shall not, in the aggregate at any time, have a fair market (measured at the time made and without giving effect to subsequent changes in value) that exceeds the greater of (x) twenty five million dollars ($25,000,000) and (y) one and one half percent (1.50%) of Total Assets.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts, including deposits under agreements that provide that such deposit constitutes liquidated damages upon breach of such agreement (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s and repairmen’s Liens and other similar Liens, in each case for sums not yet due and payable or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for taxes, fees, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations and Attributable Debt), statutory obligations, appeal bonds, performance bonds, mechanic’s lien release bonds and other obligations of a like nature, in each case in the ordinary course of business;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or conditions, covenants and restrictions, deed restrictions, zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Indebtedness (including Capital Lease Obligations and Attributable Debt) Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property (real or personal, tangible or intangible), plant or equipment of such Person or a direct or indirect Subsidiary of such Person or an Investment of such Person; provided, however, that the Lien may not extend to any other property (other than the relevant property, plant or equipment) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than one hundred and eighty (180) days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens arising out of judgments or awards in respect of which the Issuer or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed ten million dollars ($10,000,000) at any time outstanding;

(9) Liens existing on the Issue Date (other than the Liens securing Indebtedness pursuant to any Credit Facility);

(10) Liens on property (real or personal, tangible or intangible) or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11) Liens on property at the time such Person or any of its Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(12) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Subsidiary of such Person;

(13) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same properly securing such Hedging Obligations;

(14) (A) Liens securing Senior Indebtedness Incurred in compliance with Section 4.02 in an aggregate amount not to exceed the amount of Indebtedness Incurred under Section 4.02(B)(i) and then outstanding, and (B) Liens on Senior Indebtedness securing any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by Liens permitted by this clause (14);

(15) Liens on specific items of inventory or other goods of such Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person solely to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer or any Subsidiary of the Issuer in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States and (B) such deposit account is not intended by the Issuer or any Subsidiary to provide collateral to such depository institution;

(17) Liens securing Non-Recourse Indebtedness or guarantees (including Permitted Non-Recourse Carve-Out Guarantees) thereof (and Refinancings of any of the foregoing) on assets or Capital Stock of Restricted Subsidiaries formed solely for the purpose of, and which engage in no business other than, any Related Business;

(18) Liens encumbering the assets of or secured by Permitted Mortgage Investments or Co-investment Vehicles;

(19) Liens securing Indebtedness which, taken together with all other Indebtedness secured by Liens (excluding Liens permitted by clauses (1) through (18) above or clause (20) below) at the time of determination, does not exceed the greater of (x) thirty seven million five hundred thousand dollars ($37,500,000) and (y) two percent (2.0%) of Total Assets; and

(20) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (7), (9), (10) or (11); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such properly or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (9), (10) or (11) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Permitted Mortgage Investment” means any Investment in secured notes, mortgages, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivatives or other secured debt instruments, so long as such Investment relates directly or indirectly to real property that constitutes or is used as land, office, multifamily, residential, industrial, retail, hotel or mixed-use property.

“Permitted Non-Recourse Carve-Out Guarantees” means customary completion or budget guarantees, indemnities or other customary guarantees provided to lenders (including by means of separate indemnification agreements, carve-out guarantees or pledges of the equity interests in the borrower or the parent of the borrower under Non-Recourse Indebtedness by the direct parent of the borrower (or the indirect parent of the borrower, provided that the pledgor’s only assets are direct or indirect equity interests of the borrower) under such Non-Recourse Indebtedness in order to secure such Non-Recourse Indebtedness) provided in the ordinary course of business and consistent with past practice by the Issuer or a Restricted Subsidiary in financing transactions that are directly or indirectly secured by real property or other related assets (including Capital Stock) of a Restricted Subsidiary (including an Investment Subsidiary), Co-Investment Vehicle, joint venture, Unrestricted Subsidiary or a separate account or investment program managed, operated or sponsored by an Investment Subsidiary and that may be full or partial recourse or non-recourse to the Restricted Subsidiary (including an Investment Subsidiary), Co-Investment Vehicle, joint venture, Unrestricted Subsidiary or separate account or investment program managed, operated or sponsored by an Investment Subsidiary, in each case that is the borrower (or the direct or indirect parent of the borrower) in such financing, but is non-recourse to Issuer or any other Restricted Subsidiary except for such customary completion or budget guarantees, indemnities or other customary guarantees (including by means of separate indemnification agreements or carve-out guarantees) and except for pledges of the equity interests in the borrower or the parent of the borrower under Non-Recourse Indebtedness by the direct parent of the borrower (or the indirect parent of the borrower, provided that the pledgor’s only assets are direct or indirect equity interests of the borrower) under such Non-Recourse Indebtedness in order to secure such Non-Recourse Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prospectus Supplement” means that certain prospectus supplement of the Parent relating to the Notes, dated March 19, 2014, filed with the SEC on March 21, 2014, together with the accompanying prospectus.

The “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Qualified Real Estate Company” means any Real Estate Company that is controlled, managed, operated or sponsored by the Issuer or any Restricted Subsidiary or any Real Estate Company into which the Parent, the Issuer or its Restricted Subsidiaries contributes or has contributed direct or indirect interests in real estate and related assets in exchange for the Capital Stock of such Real Estate Company.

“Qualified Real Estate Securities” means any securities issued by a Qualified Real Estate Company.

“Qualified REIT” means a domestic or foreign REIT or its operating partnership subsidiary into which Parent, the Issuer or its Restricted Subsidiaries contribute direct or indirect interests in real estate and related assets in exchange for the Capital Stock of the REIT or its operating partnership subsidiary.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuer.

“Real Estate Company” means any corporation, limited liability company, limited partnership or other entity, including REITs, whether foreign or domestic, the primary object and purpose of which is the acquisition, disposition, management, development, promotion, sale, lease of, or investment in, real estate-related assets, including indebtedness secured by real estate-related assets.

“Reference Treasury Dealer” means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. and (ii) a primary U.S. Government securities dealer in the United States selected by U.S. Bancorp Investments, Inc., and in each case the respective successors and assigns of the foregoing.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding date that the applicable redemption notice is first mailed or, if the Notes are held in the form of one or more Global Securities, delivered electronically.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Issuer or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being Refinanced and (y) the ninety first (91st) day after the maturity date of the Notes;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Issuer or (B) Indebtedness of the Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary; and provided further, however, that to the extent any new Indebtedness to be applied to Refinance any Indebtedness of the Issuer or its Restricted Subsidiaries:

(A) is incurred in compliance with clauses (1), (2), (3) and (4) above and with Section 4.02,

(B) the net proceeds of which are deposited into an escrow account at a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of fifty million dollars ($50,000,000) (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) to be held in escrow for a period of not more than ninety (90) days from the date of receipt of such net proceeds, and

(C) are to be held in such escrow account (together with any additional necessary funds) for the satisfaction and discharge, defeasance or other extinguishment of the Indebtedness to be Refinanced in connection with its Stated Maturity or in connection with an irrevocable notice of redemption, then such new Indebtedness shall be deemed to be “Refinancing Indebtedness” for the purposes of this definition, notwithstanding that such old Indebtedness remains outstanding pending release of such funds from escrow.

“Related Business” means any business in which the Issuer was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Issuer in which the Issuer was engaged on the Issue Date.

“Replacement Assets” means (1) any property or other assets (other than Indebtedness and Capital Stock) used or useful in a Related Business, (2) substantially all the assets of a Related Business or a majority of the Voting Stock of any Person engaged in a Related Business that will become on the date of acquisition thereof a Restricted Subsidiary, (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary that is engaged in a Related Business, (4) any Permitted Co-investment, (5) Capital Stock of any Qualified REIT or (6) Capital Stock of any Qualified Real Estate Company.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Issuer or a Restricted Subsidiary, and other than dividends or other distributions made by a Subsidiary that is not a

Wholly Owned Subsidiary in accordance with its organizational documents to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Issuer (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Issuer that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person, if such Person is the Issuer or a Subsidiary Guarantor (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Issuer or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer of a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes or the Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to any Subsidiary;

(2) any liability for federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person;

(5) any Capital Stock; or

(6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture; provided, however, that such Indebtedness shall be deemed not to have been Incurred in violation of the Indenture for purposes of this clause (6) if (x) the holders of such Indebtedness or their representative or the Issuer shall have furnished to the Trustee an opinion of recognized independent legal counsel, unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an Officer’s Certificate) to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture or (y) such Indebtedness consists of Bank Indebtedness, and the holders of such Indebtedness or their agent or representative (1) had no actual knowledge at the time of the Incurrence that the Incurrence of such Indebtedness violated the Indenture and (2) shall have received an Officer’s Certificate to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture.

For the avoidance of doubt, the Trustee shall be under no obligation or duty to determine whether the opinion referred to in clause (6) above is “unqualified in all material respects.”

“Series A Preferred Stock” means the Parent’s 6.00% Series A Preferred Stock.

“Series B Preferred Stock” means the Parent’s 6.452% Series B Preferred Stock.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred); provided, however, that, for purposes of interpreting the Indenture as it relates to the Notes, the term “Stated Maturity,” as used in the Base Indenture, shall have the meaning ascribed to it in the Base Indenture (and, for the avoidance of doubt, the term “Stated Maturity,” as used herein, shall have the meaning ascribed to it herein).

“Subordinated Debentures” means the Issuer’s junior subordinated debentures due 2037, outstanding on the Issue Date.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than fifty percent (50%) of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or (3) one or more Subsidiaries of such Person,

and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that has executed this Supplemental Indenture as a Subsidiary Guarantor and each other Subsidiary of the Issuer that thereafter guarantees the Notes pursuant to the terms of the Indenture. The following Subsidiaries of the Issuer have executed this Supplemental Indenture as Subsidiary Guarantors on the Issue Date: Kennedy-Wilson Properties, Ltd., a Delaware corporation; Kennedy-Wilson Property Services, Inc., a Delaware corporation; Kennedy-Wilson Property Services II, Inc., a Delaware corporation; Kennedy Wilson Property Services III, L.P., a Delaware limited partnership; Kennedy-Wilson Property Equity, Inc., a Delaware corporation; Kennedy-Wilson Property Equity II, Inc., a Delaware corporation; Kennedy-Wilson Property Special Equity, Inc., a Delaware corporation; Kennedy-Wilson Property Special Equity II, Inc., a Delaware corporation; Kennedy Wilson Property Special Equity III, LLC, a Delaware limited liability company; K-W Properties, a California corporation; Kennedy Wilson Property Services III GP, LLC, a Delaware limited liability company; KW BASGF II Manager, LLC, a Delaware limited liability company; KWF Investors I, LLC, a Delaware limited liability company; KWF Investors II, LLC, a Delaware limited liability company; KWF Investors III, LLC, a Delaware limited liability company; KWF Manager I, LLC, a Delaware limited liability company; KWF Manager II, LLC, a Delaware limited liability company; KWF Manager III, LLC, a Delaware limited liability company; Kennedy Wilson Overseas Investments, Inc., a Delaware corporation; Fairways 340 Corp., a Delaware corporation; KW—Richmond, LLC, a Delaware limited liability company; SG KW Venture I Manager LLC, a Delaware limited liability company; KW Loan Partners I LLC, a Delaware limited liability company; KW Loan Partners II LLC, a California limited liability company; KW Summer House Manager, LLC, a Delaware limited liability company; KW Montclair, LLC, a Delaware limited liability company; KW Blossom Hill Manager, LLC, a Delaware limited liability company; KW Serenade Manager, LLC, a Delaware limited liability company; K-W Santiago Inc., a California corporation; KW Redmond Manager, LLC, a Delaware limited liability company; Dillingham Ranch Aina LLC, a Delaware limited liability company; 68-540 Farrington, LLC, a Delaware limited liability company; KW Dillingham Aina LLC, a Delaware limited liability company; Kennedy Wilson Fund Management Group, LLC, a California limited liability company; Kennedy-Wilson International, a California corporation; Kennedy-Wilson Tech, Ltd., a California corporation; KWP Financial I, a California corporation; Kennedy-Wilson Properties, LTD., an Illinois corporation; Kennedy Wilson Auction Group Inc., a California corporation; KWF Manager IV, LLC, a Delaware limited liability company; KWF Manager V, LLC, a Delaware limited liability company; KW Ireland, LLC, a Delaware limited liability company; Kennedy Wilson Property Equity IV, LLC, a Delaware limited liability company; KW Builder Marketing Services, Inc., a California corporation, KW Fund IV—Kohanaiki, LLC, a Delaware limited liability company; KW Telstar Partners, LLC, a Delaware limited liability company; KWF Investors IV, LLC, a Delaware limited liability company; KWF Investors V, LLC, a Delaware limited liability company; Meyers Research, LLC, a Delaware limited liability company; KW Armacost, LLC, a Delaware limited liability company; Santa Maria Land Partners Manager, LLC, a Delaware limited liability company; KW Investment Adviser, LLC, a Delaware limited liability company; Kennedy-Wilson Capital, a California corporation; KW Captowers Partners, LLC, a Delaware limited liability company; KW Four Points, LLC, a Delaware limited liability company; KW Loan Partners VII, LLC, a Delaware limited liability company; KWF Investors VII, LLC, a Delaware limited liability company; KWF Manager VII, LLC, a Delaware limited liability company; KW Residential Capital, LLC, a Delaware limited liability company; KW Boise Plaza, LLC, a Delaware limited liability company; KW Loan Partners VIII, LLC, a Delaware limited liability company; Kennedy Wilson Property Services IV, L.P., a Delaware limited partnership; Kennedy Wilson Property Services IV GP, LLC, a Delaware limited liability company; KW/CV Third-Pacific Manager, LLC, a Delaware limited liability company; KW EU Loan Partners II, LLC, a Delaware limited liability company; KWF Investors VIII, LLC, a Delaware limited liability company; KWF Manager VIII, LLC, a Delaware limited liability company; KW 1200 Main, LLC, a Delaware limited liability company; KW Harrington LLC, a Delaware limited liability company; KW 5200 Lankershim Manager, LLC, a Delaware limited liability company; KWF Manager X, LLC, a Delaware limited liability company; KWF Manager XI, LLC, a Delaware limited liability company; KWF Manager XII, LLC, a Delaware limited liability company; KW Real Estate Venture XIII, LLC, a Delaware limited liability company; KWF Manager XIII, LLC, a Delaware limited liability company; KWF Manager XV, LLC, a Delaware limited liability company; KW EU Loan Partners III, LLC, a Delaware limited liability company; KW EU Investors I, LLC, a Delaware limited liability company; KW Richfield Plaza, LLC, a Delaware limited liability company; KW Currier Square Shopping Center, LLC, a Delaware limited liability company; KW Creekview Shopping Center, LLC, a Delaware limited liability company; KW Securities, LLC, a Delaware limited liability company; KW Victory Land Loan, LLC, a Delaware limited liability company; KW Victory Plaza Loan, LLC, a Delaware limited liability company; Country Ridge IX, LLC, a Delaware limited liability company; and KW EU Investors VIII, LLC, a Delaware limited liability company.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in time deposit accounts, bankers’ acceptances, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of fifty million dollars ($50,000,000) (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (1) above and clauses (4) and (5) below entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than one year from the date of creation thereof, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

“Termination of Trading” shall mean the termination (but not the temporary suspension) of trading of the Common Stock of Parent, which will be deemed to have occurred if the Common Stock or other securities into which the Parent’s Series A Preferred Stock and Series B Preferred Stock are convertible are not, or are not permitted to be, listed for trading on the New York Stock Exchange or any other U.S. national securities exchange.

“Total Assets” means, as of any date of determination, the total consolidated assets of the Issuer and its Restricted Subsidiaries under GAAP, as of the end of the most recent completed fiscal quarter for which internal financial statements are available, calculated on a pro forma basis to give effect to any acquisition or disposition of assets, companies, divisions, lines of businesses or operations by the Issuer and its Restricted Subsidiaries subsequent to the end of such fiscal quarter and on or prior to the date of determination.

“Trustee” means the party named as such in the preamble hereto until a successor replaces it pursuant to the applicable provisions of the Indenture and thereafter means the successor. The foregoing sentence shall likewise apply to any such successor or subsequent successor.

“U.S. Bankruptcy Code” means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided in Section 4.11; and

(2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as provided in Section 4.02, whenever it is necessary to determine whether the Issuer has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof. For the avoidance of doubt, if the capital structure of such Person includes both (x) capital or similar interests and (y) profit, “promote” or similar interests, then Voting Stock shall be deemed to refer only to such capital or similar interests and not to such profit, “promote” or similar interests.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or one or more Wholly Owned Subsidiaries.

1.02	OTHER DEFINITIONS.

Term	Defined in Section
“Accountant’s Certificate”	8.01	(A)(ii)(b)
“Additional Notes”	2.10
“Affiliate Transaction”	4.06	(A)
“bankruptcy default”	6.01	(viii)
“Event of Default”	6.01
“Excess Proceeds”	4.05	(B)
“Fundamental Change Offer”	4.01	(B)
“Initial Lien”	4.07
“Interest Payment Date”	2.06
“Redemption Date”	3.01	(D)
“Regular Record Date”	2.06
“Successor Company”	5.01	(A)

1.03	INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT.

Whenever this Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Supplemental Indenture. The following TIA terms used in this Supplemental Indenture have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means the Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer, each Guarantor and any successor obligor upon the Notes.

All other terms used in this Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein are used herein as so defined.

1.04	RULES OF CONSTRUCTION.

Unless the context otherwise requires:

(i)	a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) “including” means “including without limitation”;

(v) words in the singular include the plural, and in the plural include the singular;

(vi) provisions apply to successive events and transactions;

(vii) “herein,” “hereof” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision of this Supplemental Indenture;

(viii) references to currency shall mean Dollars; and

(ix) references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations).

Except as stated otherwise herein, the provisions hereof shall apply in addition to the provisions set forth in the Base Indenture; provided, however, that to the extent any provision hereof conflicts or is inconsistent with any provision of the Base Indenture, the provisions hereof shall control to the extent of such conflict or inconsistency.

II. THE SECURITIES

2.01	EXECUTION AND AUTHENTICATION OF NOTES.

The Trustee shall authenticate Notes for original issue in the aggregate principal amount of three hundred million dollars ($300,000,000). The Notes issued pursuant to this Section 2.01 shall be issued at a price equal to 99.068% of their principal amount, except that Additional Notes issued pursuant to this Section 2.01 may be issued at different prices.

Additional Notes may be executed, issued and authenticated pursuant to this Section 2.01 upon satisfaction of the requirements therefor provided in Section 2.10.

2.02	REGISTRAR, PAYING AGENT AND AUTHENTICATING AGENT.

The Issuer hereby appoints the Trustee as the initial Registrar and Paying Agent for the Notes.

For purposes of the Notes, the final sentence of the first paragraph of Section 2.4 of the Base Indenture shall be deemed to be amended to read as follows: “If at any time the Company shall fail to maintain any such required Registrar, Paying Agent or Notice Agent or shall fail to furnish the Trustee with the name and address thereof, then such (x) such presentations and surrenders may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations and surrenders, and (y) such notices and demands may be delivered to the corporate headquarters of the Issuer.”

Notwithstanding anything to the contrary in the Base Indenture, for purposes of the Notes, (x) an authenticating agent appointed in the manner provided in the Base Indenture may authenticate the Notes in lieu of the Trustee; and (y) any authentication may be made by manual or facsimile signature.

2.03	PAYMENT; CURRENCY.

Payments in respect of each Note represented by Global Note shall be made by wire transfer of immediately available funds to the accounts specified by the Depositary of such Note. Payments in respect of each Note not represented by a Global Note shall be made by wire transfer of immediately available funds to the account theretofore specified by the Holder of such Note or, if no such account is so specified, by mailing a check to such Holder’s registered address.

All cash payments due with respect to the Notes shall be made in Dollars.

An installment of principal or interest will be considered paid on the date due if the Trustee (or Paying Agent, other than the Issuer or any Affiliate of the Issuer) holds on that date money designated for and sufficient to pay such installment. If the Issuer or any Affiliate of the Issuer acts as Paying Agent, an installment of principal or interest will be considered paid on the due date only if paid to the Holders.

The Issuer agrees to pay interest on overdue principal, and overdue installments of interest at the rate per annum specified in the Notes.

2.04	SECURITY.

The Notes shall be unsecured.

2.05	FORM AND DATING; DEPOSITARY.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form set forth in Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication.

The Notes issued pursuant to Section 2.01 shall be issued initially in the form of one or more Global Notes, substantially in the form set forth in Exhibit A hereto, deposited with the Trustee, as custodian for DTC (who shall be the initial Depository for the Notes), duly executed by the Issuer and authenticated by the Trustee and bearing the legend set forth in Exhibit B hereto in lieu of any legend required pursuant to Section 2.14.3 of the Base Indenture.

The Notes shall be denominated in Dollars. The Notes shall be issuable only in registered form without interest coupons and only in denominations of $2,000 in principal amount and any integral multiple of $1,000 in excess thereof.

2.06	INTEREST PAYMENT AND RECORD DATES.

Interest on the Notes shall accrue at the rate of five and seven eighths percent (5.875%) per annum and will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing (in the case of Notes issued pursuant to Section 2.01) on October 1, 2014 (each, an “Interest Payment Date”). Such interest shall be payable to Holders of the Notes at the close of business on the March 15 and September 15 (each, a “Regular Record Date”), as applicable, immediately preceding the date the installment of such interest is due. Interest shall accrue on the Notes from the date of original issuance or, if interest has already been paid, from the date such interest was most recently paid. Interest shall be computed on the basis of a three hundred and sixty (360) day year comprised of twelve (12) thirty (30) day months.

2.07	MATURITY DATE.

The Stated Maturity of the principal amount of the Notes shall be April 1, 2024, subject to earlier redemption or repurchase as provided in the Indenture.

2.08	RANKING.

The indebtedness of the Issuer arising under or in connection with the Notes and, with respect to the Notes, the Indenture, constitutes and will constitute a senior unsecured obligation of the Issuer, ranking equally with other existing and future senior unsecured indebtedness of the Issuer and ranking senior to any existing or future subordinated indebtedness of the Issuer.

2.09	EXCHANGE FOR SECURITIES OTHER THAN GLOBAL SECURITIES.

Notwithstanding anything to the contrary in Section 2.14 of the Base Indenture, a Global Note representing any Note shall not be exchangeable for any Note not represented by a Global Note unless:

(A) the Depositary (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and the Depositary fails to appoint a successor depositary; or (b) has ceased to be a clearing agency registered under the Exchange Act;

(B) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in certificated form; or

(C) there has occurred and is continuing a Default with respect to the Notes and the Trustee has received a request from the Depositary to issue Notes in certificated form.

2.10	ADDITIONAL NOTES.

The Issuer may, without the consent of the Holders (but, for the avoidance of doubt, subject to (i) Section 4.02 and (ii) receipt by the Trustee of an Officer’s Certificate and Opinion of Counsel as contemplated by Section 10.4 of the Base Indenture), issue additional Notes (the “Additional Notes”) from time to time under the Indenture with the same terms and conditions (except for any difference in the issue price therefor and interest accrued prior to the date of issuance thereof) as the Notes initially issued hereunder in an unlimited aggregate principal amount, which will form the same Series with the Notes initially issued hereunder; provided, however, that if such Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, then such Additional Notes will have a separate CUSIP number. The Notes issued pursuant to Section 2.01 and all Additional Notes, if any, shall rank equally and ratably and shall be treated as a single Series of Securities for all purposes under the Indenture (including, without limitation, waivers of, amendments to, redemptions of, and offers to purchase, the Notes). For the avoidance of doubt, Holders of the Notes offered hereby and any Additional Notes subsequently issued under the Indenture shall vote as one class under the Indenture. Unless the context otherwise requires, for all purposes of the Indenture, references to the Notes shall include any Additional Notes actually issued.

2.11	AMENDMENTS TO THE BASE INDENTURE.

Notwithstanding anything to the contrary in the Base Indenture, for purposes of the Notes:

(A) Section 2.13 of the Base Indenture shall be amended to read as follows: “Interest not paid when due and any interest on principal or interest not paid when due will be paid to the Persons that are Holders of record on a special record date, which will be the fifteenth (15th) day preceding the date fixed by the Issuer for the payment of such interest, whether or not such day is a Business Day. At least fifteen (15) days before a special record date, the Issuer will deliver to the Trustee and mail to each Holder of Notes a notice that states the special record date, the payment date and the amount of interest to be paid.”; and

(B) the phrase “to the effect” in Section 2.14.2 of the Base Indenture shall be deemed to be replaced with the word “stating.”

III. REDEMPTION

Article III of the Base Indenture shall apply to the Notes. Except as provided in this Article III and in Article III of the Base Indenture, the Issuer is not entitled to redeem the Notes at the Issuer’s option. The Issuer is not required to make any sinking fund payments with respect to the Notes, and Article XI of the Base Indenture shall not apply to the Notes. For the avoidance of doubt, nothing in the Indenture shall be deemed to prohibit the Issuer or the Guarantors from purchasing Notes, from time to time, in open market or negotiated purchases.

3.01	OPTIONAL REDEMPTION.

(A) On and after April 1, 2019, the Issuer may, at the Issuer’s option, redeem all or a portion of the Notes at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the Regular Record Date to receive interest due on the related Interest Payment Date), if redeemed during the twelve (12) month period commencing April 1 of the years set forth below:

Period	Redemption Price
2019	102.938%
2020	101.958%
2021	100.979%
2022 and thereafter	100.000%

(B) At any time before April 1, 2017, the Issuer may, at its option on one or more occasions, redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed thirty five percent (35%) of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 105.875%, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the Regular Record Date to receive interest due on the related Interest Payment Date), with an amount not to exceed the net cash proceeds from one or more Equity Offerings (provided that if the Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Issuer), provided that:

(i) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Issuer or its Affiliates); and

(ii) each such redemption occurs within 90 days after the date of the related Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice, may, at the Issuer’s discretion, be subject to the completion of the related Equity Offering.

(C) Prior to April 1, 2019, the Issuer may, at the Issuer’s option, redeem all or a portion of the Notes at a redemption price equal to one hundred percent (100%) of their principal amount plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the Redemption Date (subject to the right of Holders on the Regular Record Date to receive interest due on the relevant Interest Payment Date).

(D) Notes called for redemption become due on the date fixed for redemption (the “Redemption Date”). On and after the Redemption Date of a Note, interest shall cease to accrue thereon.

3.02	NOTICE OF REDEMPTION.

For purposes of the Notes, the first (1st) sentence of Section 3.3 of the Base Indenture is deemed to be amended to read as follows: “Notice of redemption must be delivered electronically if the Notes are held in the form of one or more Global Securities or mailed by first-class mail to each Holder’s registered address, in each case not less than 30 nor more than 60 days prior to the Redemption Date.”

3.03	SECURITIES REDEEMED IN PART.

Notwithstanding anything to the contrary in Section 3.2 of the Base Indenture, if the Issuer redeems less than all the Notes at any time, then the Trustee shall select Notes to be so redeemed on a pro rata basis, by lot or by such other method in accordance with the procedures of the Depositary. If any Note is to be redeemed in part only, then the notice of redemption for such Note, as specified in Section 3.3 of the Base Indenture, shall state the portion of the principal amount thereof to be redeemed. Any Note to be redeemed and that has a principal amount of $2,000 or less shall be so redeemed in whole and not in part.

IV. COVENANTS

4.01	FUNDAMENTAL CHANGE OFFER.

(A) Upon the occurrence of a Fundamental Change, each Noteholder shall have the right to require that the Issuer purchase such Noteholder’s Notes at a purchase price in cash equal to one hundred and one percent (101%) of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the Regular Record Date to receive interest due on the relevant Interest Payment Date).

(B) Within thirty (30) days following any Fundamental Change, unless the Issuer has exercised its option to redeem all the Notes pursuant to Article III hereof and Article III of the Base Indenture, the Issuer shall mail (or, if the Notes are held in the form of one or more Global Securities, deliver electronically) a notice to each Noteholder with a copy to the Trustee (the “Fundamental Change Offer”) stating:

(i) that a Fundamental Change has occurred and that such Noteholder has the right to require the Issuer to purchase such Noteholder’s Notes at a purchase price in cash equal to one hundred and one percent (101%) of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Noteholders of record on the Regular Record Date to receive interest on the relevant Interest Payment Date);

(ii) the circumstances and relevant facts regarding such Fundamental Change, at a minimum to include:

(a) a description of material developments in the Issuer’s business subsequent to the date of the latest of the financial statements (including a description of the events requiring the Issuer to make the Fundamental Change Offer), and

(b) if applicable, appropriate pro forma financial information (including pro forma historical income, cash flow and capitalization, in each case after giving effect to such Fundamental Change) and the events requiring the Issuer to make the Fundamental Change Offer;

(iii) the purchase date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed or electronically delivered);

(iv) the instructions, as determined by the Issuer, consistent with this Section 4.01, that a Noteholder must follow in order to have its Notes purchased;

(v) that a Holder may tender all or any portion of its Notes, subject to the requirement that any portion of a Note tendered must be in a minimum denomination of $2,000 in principal amount or any integral multiple of $1,000 in excess thereof;

(vi) the place or places where Notes are to be surrendered for tender pursuant to the Fundamental Change Offer;

(vii) each Holder electing to tender a Note pursuant to the Fundamental Change Offer will be required to surrender such Note at the place or places specified in the offer prior to the close of business on the expiration date (such Note being, if the Issuer or the Trustee so requires, duly endorsed or accompanied by a duly executed written instrument of transfer);

(viii) interest on any Note not tendered, or tendered but not purchased by the Issuer pursuant to the Fundamental Change Offer, will continue to accrue;

(ix) on the purchase date the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on and after the purchase date;

(x) Holders are entitled to withdraw tendered Notes (in a minimum denomination of $2,000 in principal amount or any integral multiple of $1,000 in excess thereof) by giving notice, which must be received by the Issuer or the Trustee not later than the close of business on the applicable expiration date, setting forth the name of the Holder, the principal amount of the tendered Notes, the certificate number of the tendered Notes and a statement that the Holder is withdrawing all or a portion of the tender;

(xi) if any Note is purchased in part, new Notes equal in principal amount to the unpurchased portion of the Note will be issued; and

(xii) if any Note contains a CUSIP or ISIN number, no representation is being made as to the correctness of the CUSIP or ISIN number either as printed on the Notes or as contained in the offer and that the Holder should rely only on the other identification numbers printed on the Notes.

Prior to the purchase date, the Issuer will accept tendered Notes for purchase as required by the Fundamental Change Offer and deliver to the Trustee all Notes so accepted together with an Officer’s Certificate specifying which Notes have been accepted for purchase. On the purchase date, the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on and after the purchase date.

The Trustee will promptly return to Holders any Notes not accepted for purchase and send to Holders new Notes equal in principal amount to any unpurchased portion of any Notes accepted for purchase in part.

The Issuer will not be required to make a Fundamental Change Offer following a Fundamental Change if a third party makes the Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Fundamental Change Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Fundamental Change Offer or if the Issuer has exercised the Issuer’s option to redeem all the Notes pursuant to Article III hereof and Article III of the Base Indenture.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Fundamental Change. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.01, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached the Issuer’s obligations under this Section 4.01 by virtue of the Issuer’s compliance with such securities laws or regulations.

Notwithstanding anything to the contrary in the Indenture, the Notes or the Guaranties, a Fundamental Change Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of such Fundamental Change Offer.

(C) Notwithstanding anything to the contrary in the Indenture, the Notes or the Guaranties, the provisions under the Indenture relative to the Issuer’s obligation to make an offer to purchase the Notes as a result of a Fundamental Change may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

4.02	LIMITATION ON INDEBTEDNESS.

(A) The Issuer will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuer and the Restricted Subsidiaries will be entitled to Incur Indebtedness (including revolving credit Indebtedness) if, on the date of such Incurrence and after giving effect thereto, no Default has occurred and is continuing and the Maximum Balance Sheet Leverage Ratio is no greater than 1.5 to 1.0.

(B) Notwithstanding the foregoing Section 4.02(A), the Issuer and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(i) Indebtedness Incurred by the Issuer pursuant to any Credit Facility (including the Credit Agreement); provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this Section 4.02(B)(i) and then outstanding does not exceed the greater of (x) one hundred and fifty million dollars ($150,000,000) and (y) eight percent (8.0%) of Total Assets;

(ii) Indebtedness owed to and held by the Issuer or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(iii) the Notes (other than any Additional Notes);

(iv) Indebtedness of the Issuer and its Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clause (i), (ii) or (iii) of this Section 4.02(B));

(v) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Issuer (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Issuer); provided, however, at the time of such acquisition and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (v) and then outstanding does not exceed twenty five million dollars ($25,000,000);

(vi) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 4.02(A) or pursuant to clause (iii), (iv) or (v) or this clause (vi); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (v), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(vii) Hedging Obligations of the Issuer or any Restricted Subsidiary entered into in the ordinary course of business and not for the purpose of speculation;

(viii) obligations in respect of letters of credit, performance, bid and surety bonds, completion guarantees, budget guarantees, payment obligations in connection with self-insurance or similar requirements provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of its Incurrence;

(x) Indebtedness with respect to workers’ compensation claims in the ordinary course of business;

(xi) any Guarantee (including the Subsidiary Guaranties) by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture;

(xii) Indebtedness arising from agreements providing for indemnification, deposits, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) in the case of a disposition, the maximum liability in respect of such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being determined at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer or such Restricted Subsidiary in connection with such disposition;

(xiii) Non-Recourse Indebtedness, Permitted Non-Recourse Carve-Out Guarantees and Permitted Co-investments;

(xiv) Indebtedness constituting Subordinated Obligations, the net cash proceeds of which are used to purchase, repurchase, redeem, defease or otherwise acquire or retire for value the Subordinated Debentures and with a Stated Maturity that is no earlier than one hundred and eighty (180) days after the Stated Maturity of the Notes; and

(xv) Indebtedness of the Issuer or any Restricted Subsidiary (together with any refinancing thereof) in an aggregate principal amount which, when taken together with all other Indebtedness of the Issuer and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (i) through (xiv) above or Section 4.02(A)), does not exceed the greater of (x) thirty seven million five hundred thousand dollars ($37,500,000) and (y) two percent (2.0%) of Total Assets.

(C) Notwithstanding the foregoing (except to the extent provided in Section 4.02(B)(xiv)), none of the Issuer or any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing Section 4.02(B) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Issuer or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(D) For purposes of determining compliance with this Section 4.02: (1) any Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as having been incurred on the Issue Date under Section 4.02(B)(i); (2) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness set forth in Section

4.02(B), the Issuer, in its sole discretion, will be permitted to classify all or a portion of such item of Indebtedness at the time of Incurrence, or later reclassify all or a portion of such item of Indebtedness, in one of the clauses of Section 4.02(B) in any manner that complies with this Section 4.02; and (3) the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness set forth in Section 4.02(B). Notwithstanding the foregoing, Indebtedness incurred under the Credit Agreement will be deemed to have been incurred under Section 4.02(B)(i) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness. Indebtedness permitted by this Section 4.02 need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.02 permitting such Indebtedness. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.

(E) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

(F) Notwithstanding anything to the contrary in the Indenture, the Notes or the Guaranties, in no event shall an Incurrence of Indebtedness made on the basis of consolidated financial statements prepared in good faith to be in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements that would have made such Incurrence prohibited at the time that it was made.

4.03	LIMITATION ON RESTRICTED PAYMENTS.

(A) The Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(i) a Default shall have occurred and be continuing (or would result therefrom);

(ii) the Issuer is not entitled to Incur an additional one dollar ($1.00) of Indebtedness pursuant to Section 4.02(A); or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments made on or after the Issue Date would exceed the sum of (without duplication):

(a) fifty percent (50%) of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2011 to the end of the most recent fiscal quarter ended for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus one hundred percent (100%) of such deficit); plus

(b) one hundred percent (100%) of the aggregate Net Cash Proceeds received by the Issuer from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to April 5, 2011 (other than an issuance or sale to a Subsidiary of the Issuer and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) and one hundred percent (100%) of any cash capital contribution received by the Issuer from its shareholders subsequent to April 5, 2011; plus

(c) the amount by which Indebtedness of the Issuer is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to April 5, 2011 of any Indebtedness of the Issuer convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the fair value of any other property, distributed by the Issuer upon such conversion or exchange); plus

(d) an amount equal to the sum of the following since April 5, 2011: (x) the net reduction in the Investments (other than Permitted Investments) made by the Issuer or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, payments of interest on Indebtedness, dividends, repayments of loans or advances, or proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by the Issuer or any Restricted Subsidiary since the Issue Date, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum in this clause (d) shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a Board Resolution.

(B)	Section 4.03(A) shall not prohibit:

(i) (A) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) subsequent to the Issue Date or (B) any Restricted Payment made out of a substantially concurrent cash capital contribution received by the Issuer from its shareholders subsequent to the Issue Date; provided, however, that (i) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 4.03(A)(iii)(b);

(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations which is permitted to be Incurred pursuant to Section 4.02; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(iii) dividends paid within sixty (60) days after the date of declaration thereof if, at such date of declaration, such dividend would have complied with this Section 4.03; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(iv) (A) payments or distributions to employees of Parent, the Issuer or any Restricted Subsidiary pursuant to incentive plans designed to pay employees amounts reflecting incentive compensation in recognition of performance thresholds achieved by such employees or (B) payments or distributions to employees of Parent, the Issuer or any Restricted Subsidiary of “co-investment return,” “carried interest” or other form of incentive compensation or performance fees or any distribution of an equity interest in respect thereof, or any other incentive distributions from Investment Subsidiaries or Co-investment Vehicles; provided, however, that such payments or distributions shall be excluded in the calculation of the amount of Restricted Payments;

(v) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of Parent or the Issuer or any of the Issuer’s Subsidiaries from employees (including substantially full-time independent contractors), former employees, directors, former directors or consultants of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors or consultants), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Parent or its Subsidiaries under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock (including pursuant to any net exercise or net settlement provisions); provided, however, that the aggregate amount of such repurchases and other acquisitions for cash shall not exceed the sum of (A) ten million dollars ($10,000,000), (B) the Net Cash Proceeds from the sale of Capital Stock to members of management, consultants or directors of the Issuer and its Subsidiaries that occurred or occurs after April 5, 2011 (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.03(A)(iii)(b)) and (C) the cash proceeds of any “key man” life insurance policies that are used to make such repurchases; provided further, however, that (x) such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments and (y) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under Section 4.03(A)(iii)(b);

(vi) dividends to Parent to be used by Parent solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries, insurance and other compensation of the employees) incurred by Parent in the ordinary course of its business; provided, however, that such dividends shall not exceed five million dollars ($5,000,000) million in any calendar year; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(vii) so long as no Event of Default has occurred and is continuing, dividends or other payments to Parent to be used by Parent to pay dividends to the holders of the Parent’s Series A Preferred Stock and Series B Preferred Stock issued and outstanding as of the Issue Date, provided, however, that the aggregate amount of such dividends or other payments shall not exceed eight million five hundred thousand dollars ($8,500,000) per year (provided that any unused amounts in any year continue to carry forward and increase such limit in each subsequent year); provided further, however, that such dividends or other payments shall be excluded in the calculation of the amount of Restricted Payments;

(viii) payments to Parent in respect of federal, state and local taxes directly attributable to (or arising as a result of) the operations of the Issuer and its consolidated Subsidiaries; provided, however, that the amount of such payments in any fiscal year shall not exceed the amount that the Issuer and its consolidated Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer to pay such taxes as a stand-alone taxpayer (whether or not all such amounts are actually used by Parent for such purposes); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;;

(ix) Investments made pursuant to commitments to Invest if at the date such commitment was made, such Investment would have complied with this Section 4.03; provided, however, that such Investment shall be excluded in the calculation of the amount of Restricted Payments;

(x) upon the occurrence of a Change of Control (or similarly defined term in other Indebtedness) and within ninety (90) days after completion of the Fundamental Change Offer (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or the Subsidiary Guarantors that is contractually subordinated to the Notes or to any Subsidiary Guaranty that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control (or similarly defined term in other Indebtedness), at a purchase price not greater than one hundred and one percent (101%) of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(xi) upon the occurrence of a Fundamental Change (or similarly defined term in the certificates of designation of the Parent’s Series A Preferred Stock and Series B Preferred Stock) and within 90 days after completion of the Fundamental Change Offer (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of Parent’s Series A Preferred Stock and Series B Preferred Stock (or any dividend or other payment to Parent for such purpose) that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Fundamental Change (or similarly defined term in the certificates of designation of Parent’s Series A Preferred Stock and Series B Preferred Stock), at a purchase price not greater than the respective purchase prices specified in the certificates of designation of Parent’s Series A Preferred Stock and Series B Preferred Stock as in effect on the Issue Date;

(xii) within ninety (90) days after completion of any offer to repurchase Notes pursuant to Section 4.05 (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or the Subsidiary Guarantors that is contractually subordinated to the Notes or to any Subsidiary Guaranty that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Disposition (or similarly defined term in other Indebtedness), at a purchase price not greater than one hundred percent (100%) of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(xiii) the payment of any amounts in respect of Capital Stock by any Restricted Subsidiary organized as a partnership or a limited liability company or other pass-through entity: (a) to the extent of capital contributions made to such Restricted Subsidiary (other than capital contributions made to such Restricted Subsidiary by the Issuer or any Restricted Subsidiary), or (b) to the extent necessary for holders thereof to pay taxes with respect to the net income of such Restricted Subsidiary; provided, however, that except in the case of clause (b), no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom; provided, further, however, such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(xiv) the payment of any dividend or distributions by a Restricted Subsidiary of the Issuer to the holders of its Capital Stock pursuant to the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the Restricted Subsidiary; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments; and

(xv) Restricted Payments in an aggregate amount which, when taken together with all Restricted Payments made pursuant to this clause (xv) which have not been repaid, does not exceed the greater of (x) thirty seven million five hundred thousand dollars ($37,500,000) and (y) two percent (2.0%) of Total Assets; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

(C) Not later than the date of making any Restricted Payment, the Issuer will deliver to the Trustee an Officer’s Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by Section 4.03 were calculated.

(D) Notwithstanding anything to the contrary in the Indenture, the Notes or the Guaranties, in no event shall a Restricted Payment made on the basis of consolidated financial statements prepared in good faith to be in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements that would have made such Restricted Payment prohibited at the time that it was made.

(E) For purposes of determining compliance with this Section 4.03, (1) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments set forth in the sub-clauses to Section 4.03(B), the Issuer, in its sole discretion, will be permitted to classify all or a portion of such Restricted Payment at the time it is made, or later reclassify all or a portion of such Restricted Payment, in one of such sub-clauses in any manner that complies with this Section 4.03; and (2) the Issuer will be entitled to divide and classify a Restricted Payment in more than one of the types of Restricted Payments described in the sub-clauses to Section 4.03(B).

4.04	LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES.

(A) The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary or pay any Indebtedness owed to the Issuer, (b) make any loans or advances to the Issuer or (c) transfer any of its property or assets to the Issuer, except:

(i) with respect to clauses (a), (b) and (c) of the first sentence of this Section 4.04(A),

(a) any encumbrance or restriction pursuant to an agreement of the Issuer or any of its Subsidiaries in effect at or entered into on the Issue Date;

(b) any encumbrance or restriction contained in the terms of any agreement pursuant to which such Indebtedness was issued if (x) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a covenant default contained in such Indebtedness or agreement or (ii) the Issuer determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Issuer’s ability to make principal or interest payments on the Notes and (y) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings or agreements (as determined by the Board of Directors in good faith);

(c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer) and outstanding on such date;

(d) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a), (b) or (c) of this Section 4.04(A)(i) or this clause (d) or contained in any amendment to an agreement referred to in clause (a), (b) or (c) of this Section 4.04(A)(i) or this clause (d); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are not materially less favorable, taken as a whole, to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(e) any encumbrance or restriction pursuant to customary restrictions on, or customary conditions to the payment of dividends or other distributions on, equity interests owned by the Issuer or any Subsidiary in any joint venture or similar enterprise contained in the constitutive documents, including shareholders’ or similar agreements, of such joint venture or enterprise, to the extent encumbrances or restrictions apply solely to the income of such joint venture or similar enterprise;

(f) any encumbrance or restriction pursuant to customary restrictions contained in (i) agreements governing any Non-Recourse Indebtedness or Permitted Co-investments, or (ii) the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Non-Recourse Indebtedness or of any Co-investment Vehicle;

(g) any encumbrance or restriction contained in the terms of any agreement governing Indebtedness directly or indirectly secured by real property or other related assets that are customary for real property financing transactions, such as cash collateral accounts or impounds or reserves required for payment of taxes, insurance, security deposits, capital expenditures and repairs, interest and tenant improvements and leasing commissions; and

(h) any encumbrance or restriction pursuant to applicable law; and

(ii) with respect to clause (c) of the first sentence of this Section 4.04(A) only,

(a) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests or licenses of intellectual property to the extent such provisions restrict the transfer of the lease or the property leased or licensed thereunder;

(b) restrictions contained in security agreements, mortgages or other agreements securing Indebtedness of a Restricted Subsidiary or any agreement governing Non-Recourse Indebtedness to the extent such restrictions restrict the transfer of the property subject to such security agreements, mortgages or Non-Recourse Indebtedness;

(c) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(d) any restriction with respect to a Restricted Subsidiary or its assets imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(e) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of the property or assets of the Issuer or any Restricted Subsidiary in a manner material to the Issuer and its Restricted Subsidiaries, taken as a whole.

4.05	LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK.

(A) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(i) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all noncash consideration), as determined in good faith by members of the Issuer’s senior management, of the shares and assets subject to such Asset Disposition;

(ii) at least seventy five percent (75%) of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash or cash equivalents, Temporary Cash Investments or Replacement Assets or a combination of cash and cash equivalents, Temporary Cash Investments, and Replacement Assets; provided, however, that with respect to the sale of one or more real estate properties or related property, plant and equipment, or loans secured by real estate, up to seventy five percent (75%) of the consideration may consist of Indebtedness of the purchaser of such real estate properties or related property, plant and equipment, or loans secured by real estate, so long as such Indebtedness is secured by a first or second priority Lien on the real estate property or properties or related property, plant and equipment, or loans secured by real estate, sold;

(iii) an amount equal to one hundred percent (100%) of the Net Available Cash from such Asset Disposition is applied by the Issuer (or such Restricted Subsidiary, as the case may be):

(a) first, to the extent the Issuer elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase secured Indebtedness of the Issuer or any Restricted Subsidiary or Indebtedness (other than Disqualified Stock) of any other Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer) within one (1) year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Issuer elects, to make a capital expenditure or to acquire Replacement Assets within one (1) year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(c) third, to the extent of the Excess Proceeds, to make an offer to the Holders of the Notes (and to holders of other Senior Indebtedness of the Issuer designated by the Issuer) to purchase Notes (and such other Senior Indebtedness of the Issuer) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (a) or (c) above (excluding temporary reductions of revolving credit indebtedness made pursuant to the last sentence of Section 4.05(B)), the Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further, however, the Issuer will be deemed to have complied with clause (b) above if and to the extent that, within three hundred and sixty five (365) days after the later of the Asset Disposition or the receipt of Net Available Cash, the Issuer or any of its

Restricted Subsidiaries has entered into and not abandoned or rejected a binding agreement to make a capital expenditure or to acquire Replacement Assets, and that such capital expenditure or acquisition is thereafter completed within one hundred and eighty (180) days after the end of such three hundred and sixty five (365) day period.

(B) The Net Available Cash of an Asset Disposition not applied pursuant to Section 4.05(A)(iii)(a) or Section 4.05(A)(iii)(b) above constitute “Excess Proceeds.” Excess Proceeds of less than ten million dollars ($10,000,000) will be carried forward and accumulated. When accumulated Excess Proceeds equal or exceed such amount, the Issuer must, within thirty (30) days, make an offer to purchase the Notes, in accordance with Section 4.05(A)(iii)(c). Pending application of Net Available Cash pursuant to this Section 4.05, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

(C) In the event the Issuer make an offer to purchase the Notes pursuant to Section 4.05(A)(iii)(c), (i) if Notes in an aggregate principal amount less than or equal to the applicable Excess Proceeds are duly tendered pursuant to such offer to purchase, then the Issuer will purchase all such tendered Notes, and (ii) if Notes in an aggregate principal amount in excess of the applicable Excess Proceeds are duly tendered pursuant to such offer to purchase, then the Issuer will purchase tendered Notes having an aggregate principal amount equal to the applicable Excess Proceeds on a pro rata basis, with adjustments so that only Notes in a minimum denomination of $2,000 in principal amount or any integral multiple of $1,000 in excess thereof will be purchased.

(D) For the purposes of this Section 4.05, the following are deemed to be cash or cash equivalents:

(i) the assumption of Indebtedness of the Issuer or any Restricted Subsidiary and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(ii) securities received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of receipt.

(E) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Issuer) pursuant to Section 4.05(A)(iii)(c), the Issuer will purchase Notes tendered pursuant to an offer by the Issuer for the Notes (and such other Senior Indebtedness of the Issuer) at a purchase price of one hundred percent (100%) of their principal amount (or, in the event such other Senior Indebtedness of the Issuer was issued with significant original issue discount, one hundred percent (100%) of the accreted value thereof), without premium, plus accrued but unpaid interest, if any, (or, in respect of such other Senior Indebtedness of the Issuer, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness of the Issuer) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Issuer will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $2,000 in principal amount or any integral multiple of $1,000 in excess thereof. The Issuer shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Issuer) pursuant to this Section 4.05 if the Excess Proceeds are less than five million dollars ($5,000,000) (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(F) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Section 4.05. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.05, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.05 by virtue of its compliance with such securities laws or regulations.

4.06	LIMITATION ON AFFILIATE TRANSACTIONS.

(A) The Issuer will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”) unless:

(i) the terms of the Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(ii) if such Affiliate Transaction involves an amount in excess of twenty five million dollars ($25,000,000), the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Issuer disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (i) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(iii) if such Affiliate Transaction involves an amount in excess of fifty million dollars ($50,000,000), the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Issuer or the applicable Restricted Subsidiary or is not less favorable to the Issuer or the applicable Restricted Subsidiary than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(B) Section 4.06(A) shall not prohibit:

(i) any Investment or other Restricted Payment, in each case not prohibited pursuant to Section 4.03;

(ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(iii) loans or advances to employees or consultants in the ordinary course of business of the Issuer or its Restricted Subsidiaries;

(iv) the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers, employees and consultants of the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(v) any transaction between or among the Issuer, any Restricted Subsidiary, any Co-investment Vehicle or joint venture or similar entity (including any separate account or investment program managed, operated or sponsored by an Investment Subsidiary) which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, Co-investment Vehicle, joint venture or similar entity (including any separate account or investment program managed, operated or sponsored by an Investment Subsidiary);

(vi) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer or Parent;

(vii) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) or warrant agreement to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Noteholders in any material respect;

(viii) any agreement as in effect on the Issue Date and described or incorporated by reference in the Prospectus Supplement, or any renewals, extensions or amendments of any such agreement (so long as such renewals, extensions or amendments are not less favorable to the Issuer or the Restricted Subsidiaries) and the transactions evidenced thereby;

(ix) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable Indenture which are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(x) the repurchase or other acquisition of the Parent’s warrants outstanding as of the Issue Date, pursuant to the terms of a plan (or amendment thereto) approved by the Board of Directors of Parent.

4.07	LIMITATION ON LIENS.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Obligations, other than Permitted Liens, without effectively providing that the Notes (or a Subsidiary Guaranty in the case of an Initial Lien of a Subsidiary Guarantor) shall be secured equally and ratably with (or, in the event the Lien related to Subordinated Obligations, prior to) the Obligations so secured for so long as such Obligations are so secured. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

4.08	LIMITATION ON SALE/LEASEBACK TRANSACTIONS.

The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(A) the Issuer or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 4.02 and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to Section 4.07;

(B) the net proceeds received by the Issuer or any Restricted Subsidiary in connection with such Sale/ Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors of the Issuer) of such property; and

(C) the Issuer applies the proceeds of such transaction in compliance with Section 4.05.

4.09	FUTURE GUARANTORS.

After the Issue Date, the Issuer will cause each domestic Restricted Subsidiary (other than (i) any Excluded Subsidiary and (ii) any Restricted Subsidiary prohibited from providing a Guarantee by any agreement governing Non-Recourse Indebtedness (or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Non-Recourse Indebtedness), any joint venture agreement or the terms of any Co-investment Vehicle or any separate account or investment program managed, operated or sponsored by an Investment Subsidiary) to execute and deliver to the Trustee a Guaranty Agreement pursuant to which such domestic Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

A Restricted Subsidiary required to provide a Guaranty Agreement shall execute a Guaranty Agreement in the form of a supplemental indenture in the form of Exhibit C hereto and deliver an Opinion of Counsel to the Trustee to the effect such the supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and binding obligation of such Restricted Subsidiary, enforceable against such Restricted Subsidiary in accordance with its terms (subject to customary exceptions).

4.10	SEC REPORTS.

This Section 4.10 shall apply to the Notes in lieu of Section 4.2 of the Base Indenture, which shall be deemed to be replaced in its entirety by this Section 4.10 for purposes of the Notes.

Notwithstanding that the Issuer may not be subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act, the Issuer will file with the SEC and make available to the Trustee and Noteholders and deliver a copy to the Trustee within fifteen (15) days after it files them with the SEC such annual reports and such information, documents and other reports as are specified in Sections 13(a) and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed with the SEC at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to Noteholders and deliver a copy to the Trustee within fifteen (15) days after the time the Issuer would be required to file such information with the SEC if it were subject to Sections 13(a) or 15(d) of the Exchange Act; provided further, however, that (a) so long as Parent is the Guarantor of the Notes, the reports, information and other documents required to be filed and provided as set forth in this Section 4.10 may, at the Issuer’s option, be filed by and be those of Parent rather than the Issuer and (b) in the event that Parent conducts any business or holds any significant assets other than the Capital Stock of the Issuer at the time of filing and providing any such report, information or other document containing financial statements of Parent, Parent shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the SEC) with respect to the Issuer; provided further, however, that in no event shall the Issuer or Parent be required to make available to the Trustee or Noteholders any material for which the Issuer or Parent is seeking, or has received, confidential treatment by the SEC or any correspondence with the SEC or its staff. For purposes of this Section 4.10, reports, information and documents publicly available on the SEC’s EDGAR system (or any successor thereto) shall be deemed to be available to the Trustee and Noteholders.

4.11	DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES.

(A) The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of one thousand dollars ($1,000) or less or (B) if such Subsidiary has assets greater than one thousand dollars ($1,000), such designation would be permitted under Section 4.03.

(B) The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Issuer could Incur one dollar ($1.00) of additional Indebtedness pursuant to Section 4.02(A) (irrespective of whether such Section 4.02(A) remains in effect) and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complies with this Section 4.11(B).

(C)

(i) A Subsidiary previously designated an Unrestricted Subsidiary which at any time fails to meet the qualifications set forth in Section 4.11(A) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in Section 4.11(E).

(ii) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(iii) Once designated as an Unrestricted Subsidiary, such Unrestricted Subsidiary will remain an Unrestricted Subsidiary, subject to Section 4.11(F).

(D) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary:

(i) all existing Investments of the Issuer and the Restricted Subsidiaries therein (valued at the Issuer’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(ii) all existing transactions between it and the Issuer or any Restricted Subsidiary will be deemed entered into at that time;

(iii) such Unrestricted Subsidiary is released at that time from its Guaranty, if any; and

(iv) such Unrestricted Subsidiary will cease to be subject to the provisions of the Indenture as a Restricted Subsidiary.

(E) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary:

(i) all of its Indebtedness and Disqualified Stock or Preferred Stock will be deemed Incurred at that time for purposes of Section 4.02;

(ii) Investments therein previously charged under Section 4.03 will be credited thereunder;

(iii) it may be required to issue a Guaranty Agreement of the Notes pursuant to Section 4.09; and

(iv) it will thenceforward be subject to the provisions of the Indenture as a Restricted Subsidiary.

(F) Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.

4.12	COMPLIANCE CERTIFICATES.

This Section 4.12 shall apply to the Notes in lieu of Section 4.3 of the Base Indenture, which shall be deemed to be replaced in its entirety by this Section 4.12 for purposes of the Notes.

(A) If any Notes are outstanding, the Issuer shall deliver to the Trustee, within one hundred and twenty (120) days after the end of each fiscal year of the Issuer, an Officer’s Certificate (executed by the Chief Executive Officer or Chief Financial Officer of the Issuer) stating that (x) such officer has conducted or supervised a review of the activities of the Issuer and its Restricted Subsidiaries for the previous fiscal year and their performance under the Indenture and (y) to the knowledge of such officer, each Default, if any, that has occurred during the previous fiscal year of the Issuer and its nature and status.

(B) The Issuer shall deliver to the Trustee, within thirty (30) days after the occurrence of any event that would constitute a Default, an Officer’s Certificate specifying such Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

4.13	EXISTENCE.

This Section 4.13 shall apply to the Notes in lieu of Section 4.5 of the Base Indenture, which shall be deemed to be replaced in its entirety by this Section 4.13 for purposes of the Notes.

The Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries in accordance with its and their respective organizational documents, and the material rights, licenses and franchises of the Issuer and each Restricted Subsidiary, provided, however, that the Issuer is not required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole; provided, further, that this Section 4.13 shall not prohibit any transaction otherwise permitted by Section 4.05 or Article V.

4.14	PAYMENT OF TAXES AND OTHER CLAIMS.

The Issuer will pay or discharge, and cause each of its Subsidiaries to pay or discharge before the same become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon the Issuer or any Subsidiary or its income or profits or property, and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Issuer or any Subsidiary, other than any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

4.15	MAINTENANCE OF PROPERTIES AND INSURANCE.

(A) The Issuer will cause all properties (other than immaterial properties) used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of the Issuer may be necessary so that the business of the Issuer and its Restricted Subsidiaries may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.15 shall prevent the Issuer or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Issuer, desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole.

(B) The Issuer will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers, in such amounts, with such deductibles and by such methods as are customary for corporations similarly situated in the industry in which the Issuer and its Restricted Subsidiaries are then conducting business.

4.16	SUSPENSION OF APPLICABILITY OF CERTAIN COVENANTS UPON ACHIEVING CERTAIN RATINGS.

Notwithstanding anything to the contrary in the Indenture, the Notes or the Guaranties, if on any date following March 25, 2014,

(A) the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency); and

(B) no Default or Event of Default shall have occurred and be continuing,

then, beginning on such date and subject to the provisions of the following paragraph, the covenants in Sections 4.02, 4.03, 4.04 and 4.05 and in Section 5.01(C) will be suspended. As soon as reasonably practicable following each such suspension, if any, the Company shall provide notice of the same to the Trustee and the Holders.

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, then the foregoing covenants will be reinstituted as of and from the date of such rating decline. As soon as reasonably practicable following each such reinstatement, if any, the Company shall provide notice of the same to the Trustee and the Holders. For the avoidance of doubt, calculations under the reinstated covenant in Section 4.03 will be made as if such covenant had been in effect since April 1, 2011, except that no default will be deemed to have occurred solely by reason of a Restricted Payment made prior to March 25, 2014 or during the time such that covenant was suspended.

V. SUCCESSORS

This Article V shall apply to the Notes in lieu of Article V of the Base Indenture, which shall be deemed to be replaced in its entirety by this Article V for purposes of the Notes.

5.01	WHEN ISSUER MAY MERGE, ETC.

The Issuer will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(A) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, all the obligations of the Issuer under the Notes and the Indenture;

(B) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(C) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional one dollar ($1.00) of Indebtedness pursuant to Section 4.02(A); and

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (C) will not be applicable to (x) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or (y) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction.

The Successor Company will be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, and the predecessor Issuer, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

5.02	WHEN SUBSIDIARY GUARANTORS MAY MERGE, ETC.

The Issuer will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(A) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Issuer provides an Officer’s Certificate to the Trustee stating that the Issuer will comply with its obligations under Section 4.05 in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(B) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(C) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

5.03	WHEN THE PARENT MAY MERGE, ETC.

Parent will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(A) the resulting, surviving or transferee Person (if not Parent) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, all the obligations of Parent, if any, under its Guaranty;

(B) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(C) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

VI. DEFAULTS AND REMEDIES

6.01	EVENTS OF DEFAULT.

In lieu of the Events of Default enumerated in Section 6.1 of the Base Indenture, an “Event of Default” is deemed to occur with respect to the Notes if and only if:

(i) a default in the payment of interest on the Notes when due, continued for thirty (30) days;

(ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(iii) the failure by the Issuer, Parent or any Subsidiary Guarantor to comply with its obligations under Article V;

(iv) the failure by the Issuer, Parent or any Subsidiary Guarantor, as the case may be, to comply for sixty (60) days after receipt of written notice with any of its agreements contained in the Indenture (other than any other agreement specifically referred to in any of the other clauses of this definition of Event of Default), including its obligations under Sections 4.01 (other than a failure to purchase Notes), 4.02, 4.03, 4.04, 4.05 (other than a failure to purchase Notes), 4.06, 4.07, 4.08 or 4.09;

(v) the failure by the Issuer or Parent, as the case may be, to comply for one hundred and eighty (180) days after receipt of written notice with any of its obligations under Section 4.10 (provided that, if applicable, failure by the Issuer or Parent to comply with the provisions of TIA §314(a) will not in itself be deemed a Default or an Event of Default under the Indenture);

(vi) (a) Indebtedness (other than Non-Recourse Indebtedness) of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds thirty million dollars ($30,000,000) or (b) three or more unrelated instances at any one time where Non-Recourse Indebtedness of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the aggregate amount of such Non-Recourse Indebtedness that remains unpaid or accelerated exceeds the greater of (i) two hundred million dollars ($200,000,000) and (ii) ten percent (10%) of Total Assets;

(vii) an involuntary case or other proceeding is commenced against the Issuer, any Subsidiary Guarantor or any Significant Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of sixty (60) days; or an order for relief is entered against the Issuer, any Subsidiary Guarantor or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(viii) the Issuer, any Subsidiary Guarantor or any Significant Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law; (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary; or (iii) effects any general assignment for the benefit of creditors (an Event of Default specified in clause (vii) or this clause (viii) a “bankruptcy default”); or

(ix) any final judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of twenty million dollars ($20,000,000) is entered against the Issuer, any Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of sixty (60) consecutive days following such judgment becoming final and is not discharged, waived or stayed within ten (10) days after notice; or

(x) the Parent Guaranty or a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or a Guarantor denies or disaffirms its obligations under its Guaranty;

provided, however, that a default under clause (iv), (v) or (ix) will not constitute an Event of Default until the Trustee notifies the Issuer or the Holders of twenty five percent (25%) in aggregate principal amount of the outstanding Notes notify the Issuer with a copy to the Trustee of the default in writing and the Issuer does not cure such default within the time specified after receipt of such notice.

6.02	ACCELERATION; RESCISSION AND ANNULMENT.

This Section 6.02 shall apply to the Notes in lieu of Sections 6.2 and 6.13 of the Base Indenture, which shall be deemed to be replaced in its entirety by this Section 6.02 for purposes of the Notes.

If an Event of Default, other than a bankruptcy default with respect to the Issuer, occurs and is continuing, the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the outstanding Notes may, by written notice to the Issuer (and to the Trustee if the notice is given by the Holders), and the Trustee at the request of such Holders shall, declare the principal of and accrued but unpaid interest, if any, on all the Notes to be immediately due and payable. Upon such declaration, such principal and interest shall be due and payable immediately. If a bankruptcy default with respect to the Issuer occurs and is continuing, then the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes.

In the event of any Event of Default specified under Section 6.01(vi), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if, within thirty (30) days after such Event of Default arose: (a) Holders thereof have, pursuant to this Section 6.02, rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (b) the default that is the basis for such Event of Default has been cured.

The Holders of a majority in principal amount of the outstanding Notes may, by written notice to the Issuer and to the Trustee, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(A) all existing Events of Default, other than the nonpayment of the principal of, and interest on, the Notes that have become due solely by the declaration of acceleration, have been cured or waived; and

(B) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except as otherwise provided in this Section 6.02, Section 9.02 and Section 6.8 of the Base Indenture, the Holders of a majority in principal amount of the outstanding Notes may, by notice to the Trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

6.03 LIMITATION ON SUITS.

This Section 6.03 shall apply to the Notes in lieu of Section 6.7 of the Base Indenture, which shall be deemed to be replaced in its entirety by this Section 6.03 for purposes of the Notes.

Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(A) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(B) Holders of at least twenty five percent (25%) in aggregate principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(C) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(D) the Trustee has not complied with such request within sixty (60) days after the receipt thereof and the offer of security or indemnity; and

(E) Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such sixty (60) day period.

6.04 CONTROL BY HOLDERS.

For purposes of the Notes, Section 6.12(c) of the Base Indenture shall be deemed to be amended by adding, immediately after the words “personal liability” therein, the phrase “or would be unduly prejudicial to the rights of any other Holder”.

6.05 APPLICATION OF MONEY COLLECTION.

For purposes of the Notes, Section 6.6 of the Base Indenture shall be deemed to be amended by inserting, immediately before the period at the end of such Section, the phrase “or as otherwise directed by a court of competent jurisdiction”.

6.06 RESTORATION OF RIGHTS AND REMEDIES.

This Section 6.06 shall apply to the Notes in lieu of Section 6.9 of the Base Indenture, which shall be deemed to be replaced in its entirety by this Section 6.06 for purposes of the Notes.

If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under the Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Issuer, any Guarantors, the Trustee and the Holders will be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Issuer, any Guarantors, the Trustee and the Holders will continue as though no such proceeding had been instituted.

VII. TRUSTEE

7.01 DUTIES OF TRUSTEE.

(A) For purposes of the Notes, Section 7.1(a) of the Base Indenture shall be deemed to be amended to read as follows: “If an Event of Default occurs (and is not cured or waived), the Trustee shall, in the exercise of its rights and powers vested in it by the Indenture, use the degree of care of a prudent person in the conduct of such person’s affairs.”

(B) For purposes of the Notes, Section 7.1(e) of the Base Indenture shall be deemed to be amended to read as follows: “The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.”

7.02 NOTICE OF DEFAULTS.

This Section 7.02 shall apply to the Notes in lieu of Section 7.5 of the Base Indenture, which shall be deemed to be replaced in its entirety by this Section 7.02 for purposes of the Notes.

If a Default occurs and is continuing and the Trustee has received notice thereof, the Trustee must mail to each Holder of the Notes notice of the Default within ninety (90) days after the Trustee receives such notice. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Notes.

7.03 AMENDMENTS TO THE BASE INDENTURE.

Notwithstanding anything to the contrary in the Base Indenture, for purposes of the Notes:

(A) the second (2nd) paragraph of Section 7.7 of the Base Indenture is deemed to be amended by (x) replacing the phrase “performance of its duties” with the phrase “performance of its powers and duties”; and (y) deleting the clause “, unless and to the extent that the Company is materially prejudiced thereby”;

(B) the fourth (4th) paragraph of Section 7.7 of the Base Indenture is deemed to be amended by deleting the phrase “, except that held in trust to pay principal of and interest on particular Securities of that Series”;

(C) the reference in the fifth (5th) paragraph of Section 7.7 of the Base Indenture to Section 6.1(f) or (g) of the Base Indenture shall be deemed instead to be references to Sections 6.01(vii) or 6.01(viii) hereof;

(D) the following sentence shall be added at the end of Section 7.7 of the Base Indenture: “Notwithstanding anything herein to the contrary, a Default by the Issuer or any Guarantor under this Section 7.7 may be waived only by the Trustee.”; and

(E) the number 60 in the fourth (4th) paragraph of Section 7.8 of the Base Indenture shall be deemed to be replaced with the number 30;

(F) Section 7.8 of the Base Indenture shall be deemed to be amended by adding the following sentence immediately after the second sentence of the second paragraph thereof: “If the Trustee is no longer eligible under Section 7.10 or in the circumstances described in TIA §310(b), any Holder that satisfies the requirements of TIA §310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.”;

(G) Section 7.8 of the Base Indenture shall be deemed to be amended by replacing the first sentence of the third paragraph thereof with the following sentence: “If the Trustee has been removed by the Holders, Holders of a majority in principal amount of the Notes may appoint a successor Trustee with the consent of the Issuer. Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.”; and

(H) Section 9.7 of the Base Indenture shall be deemed to be amended by striking the clause “(subject to Section 7.1)”.

VIII. DEFEASANCE; SATISFACTION AND DISCHARGE

This Article VIII shall apply to the Notes in lieu of Article VIII of the Base Indenture, which shall be deemed to be replaced in its entirety by this Article VIII for purposes of the Notes. Except as specifically provided in this Article VIII, none of the Issuer’s obligations under the Indenture will be discharged.

8.01 DISCHARGE OF OBLIGATIONS OF THE ISSUER AND THE GUARANTORS.

(A) Subject to Section 8.01(B), the Issuer’s obligations under the Notes and with respect to the Notes under the Indenture, and each Guarantor’s obligations under its Guaranty, will terminate if:

(i) all Notes previously authenticated and delivered (other than (i) destroyed, lost or stolen Notes that have been replaced; (ii) Notes that are paid; or (iii) Notes for whose payment money or U.S. Government Obligations have been held in trust and then repaid to the Issuer pursuant to Section 8.05) have been delivered to the Trustee for cancellation and the Issuer has paid all sums payable by it under the Indenture; or

(ii) (a) the Notes mature within sixty (60) days, or all of them are to be called for redemption within sixty (60) days under arrangements satisfactory to the Trustee for giving the notice of redemption;

(b) the Issuer irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate (the “Accountant’s Certificate”) delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it under the Indenture;

(c) no Default has occurred and is continuing on the date of such deposit;

(d) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Issuer is a party or by which it is bound, and

(e) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture with respect to the Notes have been complied with.

(B) After satisfying the conditions in Section 8.01(A)(i), only the Issuer’s obligations under Section 7.7 of the Base Indenture will survive. After satisfying the conditions in Section 8.01(A)(ii), only the Issuer’s obligations in Article II of the Base Indenture, Article II hereof, Sections 2.4, 4.1, 7.7 and 7.8 of the Base Indenture and Sections 2.03, 8.05 and 8.06 hereof will survive. In either case, the Trustee, upon request of the Issuer and receipt by the Trustee of the Accountant’s Certificate, Officer’s Certificate and Opinion of Counsel referred to above, shall acknowledge in writing the discharge of the Issuer’s obligations with respect to the Notes under the Notes and the Indenture other than such surviving obligations.

8.02 LEGAL DEFEASANCE.

(A) After the one hundred and twenty third (123rd) day following the deposit referred to in clause (i) below, each of the Issuer and the Guarantors will be deemed to have paid and will be discharged from its obligations with respect to the Notes or the Guaranties under the Notes, the Guaranties and the Indenture, other than its obligations in Article II of the Base Indenture, Article II hereof, Sections 2.4, 2.7, 2.8, 4.1, 7.7 and 7.8 of the Base Indenture and Sections 2.03, 8.05 and 8.06 hereof, if:

(i) the Issuer has irrevocably deposited in trust with the Trustee, as trust funds solely for the benefit of the Holders, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in an Accountant’s Certificate delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, provided that any redemption before maturity has been irrevocably provided for under arrangements reasonably satisfactory to the Trustee;

(ii) no Default has occurred and is continuing on the date of such deposit or on the one hundred and twenty third (123rd) day following such deposit;

(iii) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Issuer is a party or by which it is bound;

(iv) the Issuer has delivered to the Trustee:

(a) an Opinion of Counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, which Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law; and

(b) an Opinion of Counsel to the effect that (i) the creation of the defeasance trust does not violate the Investment Company Act of 1940; (ii) the Holders have a valid first priority security interest in the trust funds (subject to customary exceptions); and (iii) after the passage of one hundred and twenty three (123) days after such deposit, the trust funds will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code (or any successor thereto); and

(v) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the defeasance have been complied with.

(B) Prior to the passage of one hundred and twenty three (123) days after the date of the deposit referred to above, none of the Issuer’s obligations under the Indenture will be discharged pursuant to this Section 8.02. Thereafter, the Trustee, upon request of the Issuer and receipt by the Trustee of the Accountant’s Certificate, Officer’s Certificate and Opinion of Counsel referred to above, shall acknowledge in writing, at the Issuer’s expense, the discharge of the obligations of the Issuer and the Guarantors with respect to the Notes or the Guaranties under the Notes, the Guaranties and the Indenture, except for the surviving obligations specified above.

(C) For the avoidance of doubt, if the Issuer exercises its rights under this Section 8.02, payment of the Notes may not be accelerated because of an Event of Default with respect thereto.

(D) The Issuer may exercise the its rights under this Section 8.02 notwithstanding the Issuer’s prior exercise of the its rights under Section 8.01.

8.03 COVENANT DEFEASANCE.

After the one hundred and twenty third (123rd) day following the deposit referred to below in clauses (i) of Section 8.02(A), the Issuer’s obligations under the Notes and with respect to the Notes under Sections 4.01 through 4.12 and Sections 4.14, 4.15 and 5.01(C) and each Guarantor’s obligations under its Guaranty, will terminate, and the Events of Default set forth in Sections 6.01(iv), 6.01(v), 6.01(vi), 6.01(vii), 6.01(viii) (with respect only to Significant Subsidiaries), 6.01(ix) (with respect only to Significant Subsidiaries), 6.01(ix) and 6.01(x) will no longer constitute Events of Default, if the Issuer has complied with clauses (i), (ii), (iii), (iv) and (v) of Section 8.02(A) (provided, however, that, in lieu of the Opinion of Counsel required by sub-clause (a) of such clause (iv), the Issuer may deliver a ruling received from the Internal Revenue Service to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit or defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case if such deposit or defeasance had not occurred).

8.04 APPLICATION OF TRUST MONEY.

Subject to Section 8.05, the Trustee will hold in trust the money or U.S. Government Obligations deposited with it pursuant to Section 8.01, 8.02 or 8.03 and any applicable abandoned property laws, and apply the deposited money and the proceeds from deposited U.S. Government Obligations to the payment of principal of and interest on the Notes in accordance with the Notes and the Indenture. Such money and U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

8.05 REPAYMENT TO ISSUER.

Subject to Section 7.7 of the Base Indenture and Sections 8.01, 8.02 or 8.03, the Trustee will promptly pay to the Issuer upon written request any money held by the Trustee that, in the opinion of a nationally recognized firm of independent public accountants or investment bank expressed in a written certification thereof delivered to the Trustee, is in excess of the amount thereof that would then have been required to be deposited for the purpose for which such monies were deposited, and thereupon the Trustee shall be relieved from all liability with respect to such money. Subject to applicable abandoned property law, the Trustee will pay to the Issuer upon written request any money held for payment with respect to the Notes that remains unclaimed for two (2) years, provided that before making such payment the Trustee may at the expense of the Issuer publish once in a newspaper of general circulation in New York City, or send to each Holder entitled to such money, notice that the money remains unclaimed and that after a date specified in the notice (at least thirty (30) days after the date of the publication or notice) any remaining unclaimed balance of money will be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look solely to the Issuer for payment, unless applicable law designates another Person, and all liability of the Trustee with respect to such money will cease.

8.06 REINSTATEMENT.

If and for so long as the Trustee is unable to apply any money or U.S. Government Obligations held in trust pursuant to Section 8.01, 8.02 or 8.03 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under the Indenture and the Notes will be reinstated as though no such deposit in trust had been made. If the Issuer makes any payment of principal of or interest on any Notes because of the reinstatement of its obligations, it will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held in trust.

8.07 INDEMNIFICATION OF TRUSTEE.

The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against U.S. Government Obligations deposited pursuant to this Article VIII or the interest and principal received in respect of such obligations other than any payable by or on behalf of Holders.

IX. AMENDMENTS

An amendment to the Indenture, the Notes or the Guaranties that amends, supplements or modifies the terms of this Supplemental Indenture, the Notes or the Guaranties must satisfy the requirements of this Article IX in lieu of the requirements of Article IX of the Base Indenture (other than Sections 9.4 through 9.7, inclusive, of the Base Indenture, which shall apply to the Notes). For the avoidance of doubt, the Base Indenture or any Security (other than the Notes) of a Series established pursuant to the Base Indenture may be amended as provided in Article IX of the Base Indenture. Sections 9.4 through 9.7, inclusive, of the Base Indenture shall apply to the Notes mutatis mutandis.

9.01 WITHOUT CONSENT OF HOLDERS.

This Section 9.01 shall apply to the Notes in lieu of Section 9.1 of the Base Indenture, which shall be deemed to be replaced in its entirety by this Section 9.01 for purposes of the Notes.

Without the consent of any Holder of the Notes, the Issuer, the Guarantors and the Trustee may amend the Indenture:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to provide for the assumption by a successor corporation of the obligations of the Issuer, the Parent or any Subsidiary Guarantor under the Indenture;

(iii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(iv) to add guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(v) to add to the covenants of the Issuer or any Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer or any Guarantor;

(vi) to make any change that does not materially adversely affect the rights of any Holder of the Notes;

(vii) to comply with any requirement of the SEC in connection with any required qualification of the Indenture under the TIA;

(viii) to conform the text of the Indenture, the Guaranties or the Notes to any provision set forth in the section of the Prospectus Supplement under the caption “Description of the Notes” to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture, the Guaranties or the Notes as certified in an Officer’s Certificate delivered to the Trustee; or

(ix) to amend the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes, except as required by law.

9.02 WITH CONSENT OF HOLDERS.

This Section 9.02 shall apply to the Notes in lieu of Sections 9.2 and 9.3 of the Base Indenture, which shall be deemed to be replaced in its entirety by this Section 9.02 for purposes of the Notes.

(A) Except as provided in Sections 6.2 and 6.8 of the Base Indenture or in Section 6.02 or 9.02(B) hereof, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding.

(B) Without the consent of each Holder of an outstanding Note affected thereby, an amendment of or waiver to the Indenture may not:

(i) reduce the amount of Notes whose Holders must consent to an amendment to the Indenture;

(ii) reduce the rate of or extend the time for payment of interest on any Note;

(iii) reduce the principal of or extend the Stated Maturity of any Note;

(iv) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as set forth in Article III of the Base Indenture and Article III hereof.

(v) make any Note payable in money other than that stated in the Notes;

(vi) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(vii) make any change to any provision in this Article IX that requires each Holder’s consent or to the waiver provisions of the Indenture;

(viii) make any change in the ranking or priority of any Note or Guaranty that would adversely affect the Noteholders; or

(ix) voluntarily release a Subsidiary Guarantor other than in accordance with the Indenture.

9.03 CONSENTS AS TO SUBSTANCE OF AMENDMENTS.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver.

9.04 NOTICE OF AMENDMENTS; EFFECTIVENESS.

An amendment, supplement or waiver under Section 9.02 will become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes. After an amendment, supplement or waiver pursuant to Section 9.01 or 9.02 becomes effective, the Issuer shall deliver electronically, with respect to any Notes that are held in the form of one or more Global Securities, or mail to Holders of the Notes, a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment, supplement or waiver.

9.05 EFFECT OF CONSENT.

This Section 9.05 shall apply to the Notes in lieu of Section 9.5 of the Base Indenture, which shall be deemed to be replaced in its entirety by this Section 9.05 for purposes of the Notes.

(A) After an amendment, supplement or waiver pursuant to this Article IX becomes effective, it will bind every Holder (and every subsequent Holder of a Note) unless it is of the type requiring the consent of each Holder affected. If such amendment, supplement or waiver is of the type requiring the consent of each Holder affected, then such amendment, supplement or waiver will bind each Holder that has consented to it and every subsequent Holder of a Note that evidences the same debt as the Note of the consenting Holder.

(B) If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee so that the Trustee may place an appropriate notation of the changed terms on the Note and return it to the Holder, or exchange it for a new Note that reflects the changed terms. The Trustee may also place an appropriate notation on any Note thereafter authenticated. However, the effectiveness of the amendment, supplement or waiver is not affected by any failure to annotate or exchange Notes in this fashion.

9.06 CONSENT FEES.

Neither the Issuer nor any Affiliate of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

X. GUARANTIES

Article XII of the Base Indenture shall apply to the Notes, and the Notes shall be subject to Guarantees (as defined in the Base Indenture) by the Guarantors to the extent provided, and subject to the terms of, this Supplemental Indenture. For purposes of interpreting the Indenture as it relates to the Notes, the term “Guarantee,” as used in the Base Indenture, shall have the meaning ascribed to it in the Base Indenture (and, for the avoidance of doubt, the term “Guarantee,” as used herein, shall have the meaning ascribed to it herein).

10.01 THE GUARANTIES.

Subject to the provisions of this Article X, each Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, on an unsecured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an Fundamental Change Offer or acceleration, or otherwise) of the principal of, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Issuer under the Indenture. Upon failure by the Issuer to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

10.02 GUARANTY UNCONDITIONAL.

The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(A) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under the Indenture or any Note, by operation of law or otherwise;

(B) any modification or amendment of or supplement to the Indenture or any Note;

(C) any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in the Indenture or any Note;

(D) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Issuer, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(E) any invalidity or unenforceability relating to or against the Issuer for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of the principal of or interest on any Note or any other amount payable by the Issuer under the Indenture; or

(F) any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

10.03 DISCHARGE; REINSTATEMENT.

Each Guarantor’s obligations hereunder will remain in full force and effect until the principal of, and interest on, the Notes and all other amounts payable by the Issuer under the Indenture have been paid in full. If at any time any payment of the principal of, or interest on, any Note or any other amount payable by the Issuer under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, each Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

10.04 WAIVER BY THE GUARANTORS.

Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person.

10.05 SUBROGATION AND CONTRIBUTION.

Upon making any payment with respect to any obligation of the Issuer under this Article X, the Guarantor making such payment will be subrogated to the rights of the payee against the Issuer with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Issuer hereunder or under the Notes remains unpaid.

10.06 STAY OF ACCELERATION.

If acceleration of the time for payment of any amount payable by the Issuer under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.

10.07 LIMITATION ON AMOUNT OF GUARANTY.

Notwithstanding anything to the contrary in the Indenture, the Notes or the Guaranties, each Guarantor, and, by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guaranty of such Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the U.S. Bankruptcy Code or any comparable provision of state law. To effectuate such intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that, notwithstanding anything to the contrary in the Indenture, the Notes or the Guaranties, the obligations of each Guarantor under its Guaranty shall be limited to the maximum amount that would not render such Guarantor’s obligations under such Guaranty subject to avoidance under applicable fraudulent conveyance provisions of the U.S. Bankruptcy Code or any comparable provision of state law.

10.08 EXECUTION AND DELIVERY OF GUARANTY.

The execution by each initial Guarantor of this Supplemental Indenture (or, with respect to any Guarantor other than an Initial Guarantor, a supplemental indenture to the Base Indenture substantially in the form of Exhibit C hereto) evidences the Guaranty of such Guarantor, whether or not the person who shall have signed the same as an officer of such Guarantor still holds that office at the time of authentication of any Note.

10.09 RELEASE OF GUARANTY.

The Guaranty of a Guarantor shall be deemed to be automatically and unconditionally released and discharged, without the need of any action on the part of such Guarantor or the Trustee or otherwise:

(A) upon the sale or other disposition (including by way of consolidation or merger) of such Guarantor (including, for the avoidance of doubt, any transaction pursuant to which such Guarantor ceases to be a Subsidiary of the Issuer);

(B) upon the sale or disposition of all or substantially all the assets of such Guarantor;

(C) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary or a Non-Material Subsidiary pursuant to the terms of the Indenture;

(D) upon a legal defeasance or satisfaction and discharge of the Notes, as provided in Article VIII; or

(E) pursuant to Article IX,

in the case of clause (A) or (B), other than to the Issuer or a Restricted Subsidiary and as permitted by the Indenture.

Upon delivery by the Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Guaranty.

Notwithstanding anything to the contrary in the Indenture, the Notes or the Guaranties, if the Issuer, due to an error made in good faith, causes any Person to execute this Supplemental Indenture or any other supplement to the Base Indenture, or any other instrument, purporting to cause such Person to guarantee the Notes and become a Subsidiary Guarantor and, at the time of such execution, such Person is not a domestic Subsidiary of the Issuer, then, notwithstanding such Supplemental Indenture or other supplement or instrument, the Subsidiary Guaranty of such Person shall automatically, and without the need for any action on the part of the Issuer, such Person or the Trustee or otherwise, be null and void, with the same force and effect as if such execution had never occurred. Without limiting the generality of the foregoing, the Issuer and such Person may nonetheless thereafter execute and deliver to the Trustee such instruments or other documents that shall memorialize the nullification of such Subsidiary Guaranty.

XI. MISCELLANEOUS

11.01 NOTICES.

For purposes of the Notes, the first (1st) sentence of the third (3rd) paragraph of Section 10.2 of the Base Indenture is deemed to be amended to read as follows: “Any notice or communication to a Holder shall be mailed by first-class mail to his address shown on the register kept by the Registrar or, in the case of a Global Security, delivered in accordance with the procedures of the Depositary.”

11.02 JUDGMENT CURRENCY.

For purposes of the Notes, Section 10.16 of the Base Indenture is deemed to be amended by replacing each reference therein to “the Trustee” with “a U.S. bank of national standing”.

11.03 TRUST INDENTURE ACT CONTROLS.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture by the TIA, the required provision of the TIA shall control.

11.04 DUPLICATE ORIGINALS.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart thereof.

11.05 GOVERNING LAW.

THIS SUPPLEMENTAL INDENTURE, THE NOTES AND EACH GUARANTIES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE GUARANTIES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

11.06 NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

This Supplemental Indenture and the Base Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture or the Base Indenture.

11.07 SUCCESSORS.

All agreements of the Issuer and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

11.08 SEPARABILITY.

In case any provision in this Supplemental Indenture, the Base Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

11.09 TABLE OF CONTENTS, HEADINGS, ETC.

The Table of Contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture or the Base Indenture and shall in no way modify or restrict any of the terms or provisions of this Supplemental Indenture or the Base Indenture.

11.10 CALCULATIONS IN RESPECT OF THE NOTES.

The Issuer and its agents shall make all calculations under the Indenture and the Notes in good faith. In the absence of manifest error, such calculations shall be final and binding on all Holders. The Issuer shall provide a copy of such calculations to the Trustee as required hereunder, and, absent such manifest error, the Trustee shall be entitled to rely on the accuracy of any such calculation without independent verification.

11.11 NO PERSONAL LIABILITY.

No past, present or future director, officer, employee, incorporator, member or stockholder or control person of the Issuer, the Parent or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Issuer, the Parent or any Subsidiary Guarantor under the Notes, any Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

KENNEDY-WILSON, INC.
As Issuer

By:	/s/ Kent Mouton
Name: Kent Mouton
Title: Executive Vice President

[Signature Page to Supplemental Indenture]

KENNEDY-WILSON HOLDINGS, INC.
As Parent

By:	/s/ Kent Mouton
Name: Kent Mouton
Title: Executive Vice President

[Signature Page to Supplemental Indenture]

KENNEDY-WILSON PROPERTIES, LTD.
KENNEDY-WILSON PROPERTY SERVICES, INC.
KENNEDY-WILSON PROPERTY SERVICES II, INC.
KENNEDY WILSON PROPERTY SERVICES III, L.P.
KENNEDY-WILSON PROPERTY EQUITY, INC.
KENNEDY-WILSON PROPERTY EQUITY II, INC.
KENNEDY-WILSON PROPERTY SPECIAL EQUITY, INC.
KENNEDY-WILSON PROPERTY SPECIAL EQUITY II, INC.
KENNEDY WILSON PROPERTY SPECIAL EQUITY III, LLC
K-W PROPERTIES
KENNEDY WILSON PROPERTY SERVICES III GP, LLC
KW BASGF II MANAGER, LLC
KWF INVESTORS I, LLC
KWF INVESTORS II, LLC
KWF INVESTORS III, LLC
KWF MANAGER I, LLC
KWF MANAGER II, LLC
KWF MANAGER III LLC
KENNEDY WILSON OVERSEAS INVESTMENTS, INC.
FAIRWAYS 340 CORP.
KW—RICHMOND, LLC
SG KW VENTURE I MANAGER LLC
KW LOAN PARTNERS I LLC
KW LOAN PARTNERS II LLC
KW SUMMER HOUSE MANAGER, LLC
KW MONTCLAIR, LLC
KW BLOSSOM HILL MANAGER, LLC
KW SERENADE MANAGER, LLC
K-W SANTIAGO INC.
KW REDMOND MANAGER, LLC
DILLINGHAM RANCH AINA LLC
68-540 FARRINGTON, LLC
KW DILLINGHAM AINA LLC
KENNEDY WILSON FUND MANAGEMENT GROUP, LLC
KENNEDY-WILSON INTERNATIONAL

[Signature Page to Supplemental Indenture]

KENNEDY-WILSON TECH, LTD.
KWP FINANCIAL I
KENNEDY-WILSON PROPERTIES, LTD.
KENNEDY WILSON AUCTION GROUP INC.
KWF MANAGER IV, LLC
KWF MANAGER V, LLC
KW IRELAND LLC
KENNEDY WILSON PROPERTY EQUITY IV, LLC
KW BUILDER MARKETING SERVICES, INC.
KW FUND IV—KOHANAIKI LLC
KW TELSTAR PARTNERS, LLC
KWF INVESTORS IV, LLC
KWF INVESTORS V, LLC
MEYERS RESEARCH, LLC
KW ARMACOST, LLC
SANTA MARIA LAND PARTNERS MANAGER, LLC
KW INVESTMENT ADVISER, LLC
KENNEDY-WILSON CAPITAL
KW CAPTOWERS PARTNERS, LLC
KW FOUR POINTS LLC
KW LOAN PARTNERS VII, LLC
KWF INVESTORS VII, LLC
KWF MANAGER VII, LLC
KW RESIDENTIAL CAPITAL, LLC
KW BOISE PLAZA, LLC
KW LOAN PARTNERS VIII, LLC
KENNEDY WILSON PROPERTY SERVICES IV, L.P.
KENNEDY WILSON PROPERTY SERVICES IV GP, LLC
KW/CV THIRD-PACIFIC MANAGER, LLC
KW EU LOAN PARTNERS II, LLC
KWF INVESTORS VIII LLC
KWF MANAGER VIII, LLC
KW 1200 MAIN, LLC
KW HARRINGTON LLC
KW 5200 LANKERSHIM MANAGER, LLC
KWF MANAGER X, LLC
KWF MANAGER XI, LLC
KWF MANAGER XII, LLC
KW REAL ESTATE VENTURE XIII, LLC
KWF MANAGER XIII, LLC
KWF MANAGER XV LLC
KW EU LOAN PARTNERS III, LLC
KW EU INVESTORS I, LLC
KW RICHFIELD PLAZA, LLC
KW CURRIER SQUARE SHOPPING CENTER, LLC
KW CREEKVIEW SHOPPING CENTER, LLC

[Signature Page to Supplemental Indenture]

KW SECURITIES, LLC
KW VICTORY LAND LOAN, LLC
KW VICTORY PLAZA LOAN, LLC
COUNTRY RIDGE IX, LLC
KW EU INVESTORS VIII, LLC
As Subsidiary Guarantors

By:	/s/ Kent Mouton
Name: Kent Mouton
Title: Authorized Person

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION
As Trustee

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

[Signature Page to Supplemental Indenture]

EXHIBIT A

[Face of Note]

KENNEDY-WILSON, INC.

Certificate No.

[INSERT GLOBAL SECURITY LEGEND AS REQUIRED]

5.875% Senior Note due 2024

CUSIP No.

Kennedy-Wilson, Inc., a Delaware corporation, (the “Issuer,” which term includes any successor thereto under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of                     dollars ($                    ) (or such lesser or greater amount duly stated in the attached Schedule of Exchanges of Interests in this Global Security) on April 1, 2024 and to pay interest thereon, as provided on the reverse hereof, until the principal and any unpaid and accrued interest are paid or duly provided for.

Interest Rate:	5.875% per annum.

Interest Payment Dates:	April 1 and October 1 of each year, with the first payment to be made on [ ].

Regular Record Dates:	March 15 and September 15.

The provisions on the back of this certificate are incorporated as if set forth on the face hereof.

IN WITNESS WHEREOF, Kennedy-Wilson, Inc. has caused this instrument to be duly signed.

KENNEDY-WILSON, INC.

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated pursuant to the within-mentioned Indenture.

[LEGAL NAME OF TRUSTEE], as Trustee

By:
Authorized Signatory

Dated:

[REVERSE OF SECURITY]

KENNEDY-WILSON, INC.

5.875% Senior Note due 2024

1. Indenture. This Note is issued under that certain Indenture (as amended, supplemented or otherwise modified from time to time, the “Base Indenture”), dated as of March 25, 2014, between the Issuer and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture No. 1 (as amended, supplemented or otherwise modified from time to time, the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), dated as of March 25, 2014, among the Issuer, Kennedy-Wilson Holdings, Inc. (the “Parent”), the Subsidiary Guarantors named therein and the Trustee. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture. The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the TIA. To the extent permitted by applicable law, in the event of any conflict or inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control to the extent of such conflict or inconsistency.

2. Interest. Kennedy-Wilson, Inc. (the “Issuer”) promises to pay interest on the principal amount of this Note at the rate per annum set forth on the face of this Note. The Issuer will pay interest, payable semi-annually in arrears, on April 1 and October 1 of each year, with the first payment to be made on [            ]. Such interest shall be payable to the Holder of record of this Note at the close of business on the March 15 and September 15, as applicable, immediately preceding the date the installment of interest is due. Interest on this Note will accrue on the principal amount from, and including, the most recent date to which interest has been paid or provided for or, if no interest has been paid, from, and including, the date this Note is issued, in each case to, but excluding, the next Interest Payment Date. Interest will be computed on the basis of a three hundred and sixty (360) day year comprised of twelve (12) thirty (30) day months.

The Issuer will pay interest on overdue principal, and overdue installments of interest, at the rate per annum that is two percent (2.00%) in excess of the rate per annum set forth on the face of this Note. Interest not paid when due and any interest on principal or interest not paid when due will be paid to the Persons that are Holders of record on a special record date, which will be the fifteenth (15th) day preceding the date fixed by the Issuer for the payment of such interest, whether or not such day is a Business Day. At least fifteen (15) days before a special record date, the Issuer will deliver to the Trustee and mail to each Holder of Notes a notice that states the special record date, the payment date and the amount of interest to be paid.

3. Maturity. The Notes will mature on April 1, 2024.

4. Redemption and Fundamental Change Offer. This Note is subject to optional redemption, and may be the subject of an Fundamental Change Offer, as set forth in the Indenture. There is no sinking fund or mandatory redemption applicable to this Note.

5. Discharge prior to Redemption or Maturity. Under certain circumstances in accordance with the Indenture, the Issuer and the Guarantors may be discharged from the Indenture, the Notes and the Guaranties or may be discharged from certain of their respective obligations thereunder.

6. Form; Denomination. This Notes is in registered form without coupons and shall be issued only in denominations of $2,000 in principal amount or any integral multiple of $1,000 in excess thereof.

7. Events of Default. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes may declare all the Notes to be due and payable, except for certain Events of Default that automatically result in all the Notes to be due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

8. Amendments and Waiver. Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Indenture and the Notes may be amended or supplemented to, among other things, cure any ambiguity, omission, defect or inconsistency.

9. No Personal Liability. No past, present or future director, officer, employee, incorporator, member or stockholder or control person of the Issuer, the Parent or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Issuer, the Parent or any Subsidiary Guarantor under the Notes, any Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

10. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent in accordance with the Indenture.

11. Governing Law. THIS NOTE AND EACH GUARANTY OF THIS NOTE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY SUCH GUARANTY, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

12. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

THE ISSUER WILL FURNISH TO ANY HOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE BASE INDENTURE OR THE SUPPLEMENTAL INDENTURE. REQUESTS MAY BE MADE TO:

Kennedy-Wilson, Inc.

9701 Wilshire Boulevard, Suite 700

Beverly Hills, CA 90212

[FORM OF ASSIGNMENT]

I or we assign to

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

(please print or type name and address)

the within Note and all rights thereunder, and hereby irrevocably constitute and appoint

Attorney to transfer the Note on the books of the Issuer with full power of substitution in the premises.

Dated:

NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by a guarantor institution participating in the Notes Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.

Signature Guarantee:

PURCHASE NOTICE

Certificate No. of Note:

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.01 of the Supplemental Indenture, check the box: ☐

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.05(A)(iii)(c) of the Supplemental Indenture, check the box: ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.01 or 4.05(A)(iii)(c) of the Supplemental Indenture, as applicable, state the principal amount to be so purchased by the Issuer:

$

($2,000 or any integral multiple of $1,000 in excess thereof)

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Note)

Signature(s) guaranteed by:
(All signatures must be guaranteed by a guarantor institution participating in the Notes Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.)

SCHEDULE A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

The following exchanges of a part of this Global Note for an interest in another Global Note or for Notes in certificated form, have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of Increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature or authorized signatory of Trustee or Note Custodian

EXHIBIT B

FORM OF LEGEND FOR GLOBAL SECURITY

Any Global Note authenticated and delivered hereunder shall bear a legend in substantially the following form:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.

B-1

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE FOR FUTURE GUARANTORS

KENNEDY-WILSON, INC.,

as Issuer

THE SUBSIDIARY GUARANTOR[S] PART[Y][IES] HERETO

and

[legal name of Trustee]

as Trustee

SUPPLEMENTAL INDENTURE NO. [    ]

Dated as of [    ]

to

INDENTURE

Dated as of March 25, 2014

5.875% SENIOR NOTES DUE 2024

SUPPLEMENTAL INDENTURE NO. [    ] (the “Supplemental Indenture”), dated as of [    ], among Kennedy-Wilson, Inc., as issuer (the “Issuer”), the Subsidiary Guarantor[s] (as defined herein) party hereto (the “New Guarantor[s]”) and [legal name of trustee], as trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Issuer and the Trustee have executed and delivered a base indenture, dated as of March 25, 2014 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture,” and, together with the First Supplemental Indenture (as defined below), the “Indenture”) to provide for the future issuance of the Issuer’s debt securities to be issued from time to time in one or more series; and

WHEREAS, the Issuer, the Guarantors party thereto and the Trustee entered into that certain Supplemental Indenture No. 1, dated as of March 25, 2014 (the “First Supplemental Indenture”), relating to the Issuer’s 5.875% Senior Notes due 2024 (the “Notes”);

C-1

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Issuer agreed pursuant to the Indenture to cause certain of its domestic Restricted Subsidiaries to provide Guaranties after the Issue Date (as defined herein); and

WHEREAS, the Issuer desires, and this Supplemental Indenture is being executed and delivered pursuant to Sections 4.09 and 9.01(iv) of the First Supplemental Indenture, to cause [each of] the New Guarantor[s] to provide a Guaranty and become a Subsidiary Guarantor;

NOW, THEREFORE:

Each party hereto agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders (as defined herein) of the Notes.

Section 1. Capitalized terms used herein without definition shall have the respective definitions ascribed to them in the Indenture.

Section 2. [Each][The] New Guarantor[s], by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article X of the First Supplemental Indenture.

Section 3. Notwithstanding anything herein to the contrary, this Supplemental Indenture shall be subject, without limitation, to the last paragraph of Section 10.09 of the First Supplemental Indenture with the same force an effect as if such paragraph were reproduced herein.

Section 4. THIS SUPPLEMENTAL INDENTURE AND [EACH][THE] GUARANTY OF THE NEW GUARANTOR[S], INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR SUCH GUARANT[Y][IES], SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

Section 5. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 6. No past, present or future director, officer, employee, incorporator, member or stockholder or control person of the Issuer, the Parent or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Issuer, the Parent or any Subsidiary Guarantor under the Notes, any Guaranty, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note or any Guaranty waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes or any Guaranty.

C-2

Section 7. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and all subsequent supplements thereto, including this Supplemental Indenture, shall be read together.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

KENNEDY-WILSON, INC.

By:
Name:
Title:

[LEGAL NAME OF TRUSTEE]

By:
Name:
Title:

[LEGAL NAME OF NEW GUARANTOR[S]]

By:
Name:
Title:

C-3